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                                                                   EXHIBIT 10.31




                          AGREEMENT AND PLAN OF MERGER


                                  BY AND AMONG


                              ADP MERGERCO, INC.,
                             a Michigan corporation


                                      AND


                        AUTOMATIC DATA PROCESSING, INC.,
                             a Delaware corporation


                                      AND


                               SANDY CORPORATION,
                             a Michigan corporation



                                  Dated as of
                                August 22, 1995
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                               TABLE OF CONTENTS







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ARTICLE 1
THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
   1.1      The Merger. . . . . . . . . . . . . . . . . . . . . . . . .  1
   1.2      Effect on Outstanding Shares of Sandy Common Stock;
            ADP Mergerco Common Stock . . . . . . . . . . . . . . . . .  2
   1.3      Exchange Ratio  . . . . . . . . . . . . . . . . . . . . . .  2
   1.4      Rights of Holders of Sandy Common Stock; ADP Common
            Stock . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
   1.5      No Fractional Shares. . . . . . . . . . . . . . . . . . . .  3
   1.6      Procedure for Exchange of Stock . . . . . . . . . . . . . .  4
   1.7      Stock Options . . . . . . . . . . . . . . . . . . . . . . .  6

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF ADP MERGERCO AND ADP. . . . . . . . .  6
   2.1      Due Organization. . . . . . . . . . . . . . . . . . . . . .  7
   2.2      Due Authorization . . . . . . . . . . . . . . . . . . . . .  7
   2.3      Assets and Liabilities. . . . . . . . . . . . . . . . . . .  7
   2.4      Compliance with Laws. . . . . . . . . . . . . . . . . . . .  8
   2.5      Claims and Proceedings. . . . . . . . . . . . . . . . . . .  8
   2.6      Financial Statements and Reports. . . . . . . . . . . . . .  8
   2.7      Capitalization. . . . . . . . . . . . . . . . . . . . . . .  9
   2.8      ADP Common Stock. . . . . . . . . . . . . . . . . . . . . .  9
   2.9      Options . . . . . . . . . . . . . . . . . . . . . . . . . .  9
   2.10     Additional Rights . . . . . . . . . . . . . . . . . . . . .  9
   2.11     Dividends and Stock Purchases . . . . . . . . . . . . . . .  9
   2.12     Shareholder Notice. . . . . . . . . . . . . . . . . . . . . 10
   2.13     Brokers and Finders . . . . . . . . . . . . . . . . . . . . 10
   2.14     Reorganization. . . . . . . . . . . . . . . . . . . . . . . 10

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SANDY . . . . . . . . . . . . . . . . 10
   3.1      Due Organization. . . . . . . . . . . . . . . . . . . . . . 10
   3.2      Due Authorization . . . . . . . . . . . . . . . . . . . . . 10
   3.3      No Consents . . . . . . . . . . . . . . . . . . . . . . . . 11
   3.4      Assets and Liabilities. . . . . . . . . . . . . . . . . . . 11
   3.5      Properties. . . . . . . . . . . . . . . . . . . . . . . . . 11
   3.6      Licenses and Permits. . . . . . . . . . . . . . . . . . . . 11
   3.7      Intellectual Rights . . . . . . . . . . . . . . . . . . . . 12
   3.8      Compliance with Laws. . . . . . . . . . . . . . . . . . . . 12


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
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
     3.9    Employee Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
     3.10   Contracts and Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
     3.11   Claims and Proceedings. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
     3.12   Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
     3.13   Financial Statements and Reports. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
     3.14   Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
     3.15   Business Relations. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
     3.16   Brokers and Finders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
     3.17   Notes and Accounts Receivable . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
     3.18   Information Furnished to ADP  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
     3.19   Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
     3.20   Options . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
     3.21   Sandy Dividends and Stock Purchases . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
     3.22   Subsidiaries. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
     3.23   Customers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
     3.24   Submission to Vote. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
     3.25   Information to be Provided. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
     3.26   Shareholder Vote. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
     3.27   Labor Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
     3.28   Ordinary Course . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     3.29   Chapter 7A and Chapter 7B of MBCA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     3.30   Pooling of Interests  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     3.31   Fixed Assets; Sufficiency of Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     3.32   Leased Properties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     3.33   Licensed Properties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     3.34   Loan Agreements, Debt Instruments and Guarantees. . . . . . . . . . . . . . . . . . . . . . . . .  20
     3.35   Employees;  Employment  Practices;  Compensation  and Vacations . . . . . . . . . . . . . . . . .  20
     3.36   Capital Expenditures. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
     3.37   Bank  Accounts  and  Safe Deposit  Boxes;  Powers  of Attorney. . . . . . . . . . . . . . . . . .  20
     3.38   Casualty Losses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
     3.39   Transactions with Affiliates. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
     3.40   Reorganization. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

ARTICLE 4

ADDITIONAL COVENANTS AND AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
     4.1    Conduct of Sandy's Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
     4.2    Conduct of Business by ADP. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
     4.3    Shareholder Approval  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
     4.4    Other Agreements. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
     4.5    Notification of Certain Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
     4.6    Access to Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25


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                                                                      Page
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
  4.7      Public Announcements . . . . . . . . . . . . . . . . . . . . 25

ARTICLE 5

CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
  5.1      Conditions to ADP Mergerco's and ADP's Obligations . . . . . 26
  5.2      Conditions to Sandy's Obligations  . . . . . . . . . . . . . 30
  5.3      Closing and Effective Time . . . . . . . . . . . . . . . . . 33

ARTICLE 6

TERMINATION AND ABANDONMENT . . . . . . . . . . . . . . . . . . . . . . 33
  6.1      Termination and Abandonment  . . . . . . . . . . . . . . . . 33
  6.2      Effect of Termination  . . . . . . . . . . . . . . . . . . . 33

ARTICLE 7

MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
  7.1      Entire Agreement . . . . . . . . . . . . . . . . . . . . . . 33
  7.2      Amendment  . . . . . . . . . . . . . . . . . . . . . . . . . 34
  7.3      Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
  7.4      Intentionally Left Blank . . . . . . . . . . . . . . . . . . 34
  7.5      Successors and Assigns . . . . . . . . . . . . . . . . . . . 34
  7.6      Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . 34
  7.7      Severability . . . . . . . . . . . . . . . . . . . . . . . . 35
  7.8      Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
  7.9      Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . 35
  7.10     Non-Survival of Representations, Warranties, and Covenants . 36
  7.11     Fiduciary Duties . . . . . . . . . . . . . . . . . . . . . . 36
  7.12     Indemnification and Insurance  . . . . . . . . . . . . . . . 37
  7.13     Knowledge  . . . . . . . . . . . . . . . . . . . . . . . . . 37
  7.14     Governing Law  . . . . . . . . . . . . . . . . . . . . . . . 38
  7.15     Headings . . . . . . . . . . . . . . . . . . . . . . . . . . 38
  7.16     Sections; Exhibits . . . . . . . . . . . . . . . . . . . . . 38
  7.17     Number and Gender of Words . . . . . . . . . . . . . . . . . 38
  7.18     Counterparts . . . . . . . . . . . . . . . . . . . . . . . . 38
  7.19     Definitions  . . . . . . . . . . . . . . . . . . . . . . . . 38


EXHIBIT A - Plan of Merger

 SCHEDULES

 SCHEDULE 3.3    -   Consents
 SCHEDULE 3.6    -   Licenses
 SCHEDULE 3.7    -   Intellectual Rights
 SCHEDULE 3.9    -   Employee Plans
 SCHEDULE 3.10   -   Contracts and Agreements
 SCHEDULE 3.11   -   Sandy Claims and Proceedings
 SCHEDULE 3.12   -   Insurance
 SCHEDULE 3.13   -   Acquisition Expenses
 SCHEDULE 3.14   -   Taxes
 SCHEDULE 3.15   -   Business Relations
 SCHEDULE 3.17   -   Notes and Accounts Receivables
 SCHEDULE 3.20   -   Options
 SCHEDULE 3.21   -   Sandy Dividends and Stock Purchases
 SCHEDULE 3.22   -   Subsidiaries
 SCHEDULE 3.23   -   Customers
 SCHEDULE 3.32   -   Leased Properties
 SCHEDULE 3.33   -   Licensed Properties
 SCHEDULE 3.34   -   Debt Instruments
 SCHEDULE 3.35   -   Employees
 SCHEDULE 3.36   -   Capital Expenditures
 SCHEDULE 3.37   -   Bank Accounts




                                      iv
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                          AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger (this "Agreement") is made and entered into as of August 22, 1995, by and among ADP Mergerco, Inc., a Michigan corporation ("ADP Mergerco"), Automatic Data Processing, Inc., a Delaware corporation and owner of all of the outstanding capital stock of ADP Mergerco ("ADP") and Sandy Corporation, a Michigan corporation ("Sandy").

                                    RECITALS

     WHEREAS, the respective boards of directors of ADP Mergerco and Sandy have approved the merger of ADP Mergerco with and into Sandy (the "Merger") under the Michigan Business Corporation Act (the "MBCA") in accordance with the provisions of this Agreement and the Plan of Merger (the "Plan") in substantially the form attached hereto as Exhibit A.

     NOW, THEREFORE, in consideration of the respective representations, warranties, covenants, agreements and conditions set forth in this Agreement, and in order to set forth the terms and conditions, of the Merger and the mode of carrying the Merger into effect, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER


     1.1  The Merger.

     (a) Upon the terms and subject to the conditions set forth in this Agreement and the Plan, and in accordance with the MBCA, at the Effective Time (such term and all other capitalized terms used herein having the respective meanings set forth in Section 7.19 hereof), ADP Mergerco will be merged with and into Sandy. As a result of the Merger, the separate corporate existence of ADP Mergerco will cease and Sandy shall continue as the surviving corporation of the Merger (the "Surviving Corporation") under its present corporate name.

     (b) On the Closing Date, or as soon thereafter as practicable, the parties will execute and file with the Department of Commerce of the State of Michigan, a Certificate of Merger in accordance with the MBCA. The Merger will become effective upon the filing of such Certificate of Merger in accordance with Sections 131 and 707 of the MBCA (the "Effective Time"). At the Effective Time, ADP Mergerco will be merged with and into Sandy.

     (c) The Articles of Incorporation and Bylaws of ADP Mergerco in effect immediately prior to the Effective Time shall be the Articles of Incorporation and Bylaws of the Surviving Corporation until thereafter amended in accordance with the provisions therein and as provided by the MBCA. The initial directors of the Surviving Corporation shall be the directors of ADP Mergerco immediately prior the Effective Time, in each case until their successors are elected and qualified, and the initial officers of the Surviving Corporation shall be the officers of ADP Mergerco immediately prior to the Effective Time, in each case until their successors are duly elected and qualified.

     (d) The parties will structure the Merger so that it will be accounted for by ADP and Sandy as a pooling of interests in accordance with generally accepted accounting principles ("GAAP") and applicable rules and regulations of the Securities and Exchange Commission (the "SEC"). Subject to the terms and conditions hereof, each party will use its best efforts and will take all actions and do all things necessary or appropriate to obtain such accounting treatment.

     (e) The parties intend to structure the Merger so that it will be treated for federal income tax purposes as a tax-free reorganization pursuant to
Section 368 of the Internal Revenue Code and, subject to the terms and conditions hereof, each party will take all reasonable actions to obtain such tax treatment.

     1.2 Effect on Outstanding Shares of Sandy Common Stock; ADP Mergerco Common Stock.

     To effectuate the Merger, and subject to the terms and conditions of this Agreement and the Plan, at the Effective Time:

     (a) each share of Sandy common stock, par value $.0l per share (the "Sandy Common Stock"), which is issued and outstanding immediately prior to the Effective Time shall be converted into and exchangeable for shares of common stock, par value $.10 per share, of ADP ("ADP Common Stock") at the Exchange Ratio and ADP shall issue to holders of Sandy Common Stock shares of ADP Common Stock based on the Exchange Ratio in exchange for the outstanding shares of Sandy Common Stock, and pay cash in lieu of any fractional share as provided in
Section 1.5 hereof;

     (b) each share of Sandy Common Stock held as treasury stock of Sandy immediately prior to the Effective Time shall be canceled, retired and cease to exist, and no exchange or payment shall be made in respect thereof; and

     (c) each share of common stock, par value $.01 per share, of ADP Mergerco which is issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

     1.3  Exchange Ratio.

     (a) If the Average ADP Stock Price is equal to or greater than $58.764 and less than or equal to $71.823, then the Exchange Ratio shall be (rounded to the seventh decimal place) (i) $12.00, divided by (ii) the Average ADP Common Stock Price (the "Exchange Ratio"). The "Average ADP Common Stock Price" means the average of the daily closing sales prices of ADP Common Stock as reported on the New York Stock Exchange ("NYSE") (as reported by The Wall Street Journal or, if not reported thereby, as reported by another authoritative source as mutually agreed by ADP and Sandy) for the 10 consecutive full trading days ending on the Determination Date. The "Determination Date" shall mean the third business day immediately prior to the later of (i) the date (as originally scheduled in the notice mailed to Sandy's shareholders, and without giving effect to any adjournments or postponements) of the Sandy meeting of shareholders to obtain the shareholder approval referred to in
Section 4.3 hereof and (ii) the date on which the last regulatory approval required to consummate the Merger has been obtained and all statutory or regulatory waiting periods in respect thereof have expired or been terminated.

     (b) If the Average ADP Stock Price is less than $58.764, then the Exchange Ratio shall be 0.2042054.

     (c) If the Average ADP Stock Price is greater than $71.823, then the Exchange Ratio shall be 0.1670771.

     (d) If, from and including the date hereof through the Effective Time, shares of ADP Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or if a stock dividend thereon shall be declared with a record date within such period, then the computation of the Average ADP Common Stock Price shall be appropriately and proportionately adjusted.

     1.4  Rights of Holders of Sandy Common Stock; ADP Common Stock.

     (a) At and after the Effective Time and until surrendered for exchange, each outstanding stock certificate which immediately prior to the Effective Time represented shares of Sandy Common Stock shall be deemed for all purposes, except as contemplated by Section 1.6(c) to evidence ownership of and to represent the number of whole shares of ADP Common Stock into which such shares of Sandy Common Stock shall have been converted, and the record holder of such outstanding certificate shall, after the Effective Time, be entitled to vote the shares of ADP Common Stock into which such shares of Sandy Common Stock shall have been converted on any matters on which the holders of record of ADP Common Stock, as of any date subsequent to the Effective Time, shall be entitled to vote. In any matters relating to such certificates theretofore evidencing shares of outstanding Sandy Common Stock, ADP may rely conclusively upon the record of shareholders maintained by Sandy containing the names and addresses of the holders of record of Sandy Common Stock immediately prior to the Effective Time.

     (b) At and after the Effective Time, ADP shall reserve a sufficient number of authorized but non-outstanding shares of ADP Common Stock for issuance or exchange in connection with the conversion of Sandy Common Stock into ADP Common Stock.

     1.5 No Fractional Shares. No fractional shares of ADP Common Stock, and no certificates representing such fractional shares, shall be issued upon the surrender for exchange of certificates representing Sandy Common Stock. In lieu of any fractional share, ADP shall pay to each holder of Sandy Common Stock who otherwise would be entitled to receive a fractional share of ADP Common Stock an amount of cash (without interest) determined by multiplying (a) the Average ADP Common Stock Price times (b) the fractional share interest to which such holder would otherwise be entitled.

     1.6  Procedure for Exchange of Stock.

     (a) After the Effective Time, holders of certificates theretofore evidencing outstanding shares of Sandy Common Stock, upon surrender of such certificates to Chemical-Mellon Shareholder Services, as exchange agent (in such capacity, the "Exchange Agent"), shall be entitled to receive, (i) certificates representing the number of whole shares of ADP Common Stock into which shares of Sandy Common Stock theretofore represented by the certificates so surrendered shall have been converted as provided in Section 1.2(a) hereof and (ii) cash payments in lieu of fractional shares, if any, as provided in
Section 1.5 hereof. As soon as practicable after the Effective Time, ADP shall cause the Exchange Agent to mail appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Sandy Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent) to each holder of Sandy Common Stock of record as of the Effective Time advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent outstanding certificates formerly evidencing Sandy Common Stock in exchange for new certificates for ADP Common Stock and cash in lieu of fractional shares. ADP shall not be obligated to deliver or cause the Exchange Agent to deliver the consideration to which any former holder of shares of Sandy Common Stock is entitled as a result of the Merger until such holder surrenders the certificate or certificates representing such shares for exchange as provided in such transmittal materials and this Section 1.6(a). Upon surrender to the Exchange Agent of a certificate formerly representing shares of Sandy Common Stock, together with duly executed transmittal materials, ADP shall promptly (i) issue or cause to be issued to the persons entitled thereto a certificate representing the number of whole shares of ADP Common Stock that such persons are entitled to receive pursuant to Section 1.2 hereof and (ii) distribute or cause to be distributed to the persons entitled thereto cash in lieu of fractional shares in the amount determined pursuant to Section 1.5 hereof. Upon surrender, each certificate theretofore evidencing Sandy Common Stock shall be cancelled. If any certificate evidencing shares of ADP Common Stock is to be issued to a person other than the person in whose name the certificate surrendered is registered, it shall be a condition to the issuance of ADP Common Stock that the certificate so surrendered shall be properly endorsed or be otherwise in proper form for transfer and that the person requesting such exchange shall pay all transfer or other taxes required by reason of the payment to a person other than the registered holder of the certificate surrendered (or establish to the satisfaction of ADP that such tax has been paid or is not applicable).

     (b) At or promptly after the Effective Time, ADP shall deposit with the Exchange Agent, for exchange in accordance with this Section 1.6, Certificates representing the shares of ADP Common Stock and cash in lieu of fractional shares (such certificates and cash are hereinafter referred to as the "Exchange Fund") to be issued or paid by ADP pursuant to this Article 1 in connection with the Merger. After the Effective Time, ADP shall, on each payment or distribution date, tender to the Exchange Agent as an addition to the Exchange Fund all dividends and other distributions applicable to certificates held in the Exchange Fund.

     (c) Until outstanding certificates formerly representing Sandy Common Stock are surrendered as provided in Section 1.6(a) hereof, no dividend or distribution payable to holders of record of ADP Common Stock shall be paid to any holder of such outstanding certificates, but upon surrender of such outstanding certificates by such holder there shall be paid to such holder out of the Exchange
Fund the amount of any dividends or distributions (without interest) theretofore payable with respect to such whole shares of ADP Common Stock, but not paid to such holder, and which dividends or distributions had a record date occurring subsequent to the Effective Time.

     (d) After the Effective Time, there shall be no further registration of transfers on the records of Sandy of outstanding certificates formerly representing shares of Sandy Common Stock, and if a certificate formerly representing such shares is presented to Sandy or ADP, it shall be forwarded to the Exchange Agent for cancellation and exchange for certificates representing shares of ADP Common Stock as herein provided.

     (e) All shares of ADP Common Stock and cash for any fractional shares issued and paid upon the surrender for exchange of certificates theretofore evidencing shares of Sandy Common Stock in accordance with the above terms and conditions shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the underlying shares of Sandy Common Stock.

     (f) Any portion of the Exchange Fund (including the proceeds of any investments thereof or any ADP Common Stock) that remains unclaimed by the holders of Sandy Common Stock for 12 months after the Effective Time shall be returned or repaid to ADP. Any holders of certificates theretofore evidencing shares of Sandy Common Stock who have not theretofore complied with this
Section 1.6 shall thereafter look only to ADP for payment of their shares of ADP Common Stock, cash in lieu of fractional shares and any unpaid dividends and distributions on the ADP Common Stock deliverable in respect of each share of Sandy Common Stock that such holder holds as determined pursuant to this Agreement, in each case, without any interest thereon. If outstanding certificates for shares of Sandy Common Stock are not surrendered or the payment for them not claimed prior to the date on which such payments would otherwise escheat to or become the property of any governmental unit or agency the unclaimed items shall, to the extent not prohibited by abandoned property and any other applicable law, become the property of ADP (and to the extent not in its possession shall be paid over to it), free and clear of all claims or interest of any person previously entitled to such claims. Notwithstanding the foregoing, none of ADP, the Exchange Agent or any other person shall be liable to any former holder of Sandy Common Stock for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     (g) In the event any certificate for Sandy Common Stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue and pay in exchange for such lost, stolen or destroyed certificate, upon the making of an affidavit of that fact by the holder thereof, such shares of ADP Common Stock and cash for fractional shares, if any, as may be required pursuant to this Agreement, provided, however, that ADP, in its discretion and as a condition precedent to the issuance and payment thereof, may require the holder of such lost, stolen or destroyed certificate to deliver a bond in such sum as it may direct as indemnity against any claim that may be made against ADP, Sandy, the Exchange Agent or any other party with respect to the certificate alleged to have been lost, stolen or destroyed.

     1.7  Stock Options.

     (a) All stock options outstanding at the Effective Time (i) under Sandy's 1985 Performance Incentive Plan, 1989 Performance Incentive Plan or Director Stock Option Plan or (ii) pursuant to the nonqualified stock option agreement dated August 8, 1988 between Sandy and Raymond Ketchledge or the amended nonqualified stock option agreement dated September 1, 1992 between Sandy and Raymond Ketchledge (collectively, the "Sandy Options") shall, by virtue of the Merger and without any action on the part of the holders of such options, be converted into and become options to purchase shares of ADP Common Stock ("Substitute Options") as follows:

          (i) each Substitute Option will cover the number of shares of ADP Common Stock (rounded down to the nearest whole share) which the holder of the Sandy Option being replaced would have been entitled to receive in the Merger had such holder exercised, immediately prior to the Effective Time, the Sandy Option which the Substitute Option is replacing;

          (ii) each Substitute Option will be exercisable for a purchase price per share (rounded down to the nearest cent) determined by dividing (x) the purchase price per share of Sandy Common Stock payable upon exercise of the Sandy Option which the Substitute Option replaced, multiplied by the number of shares of Sandy Common Stock covered by the Sandy Option, by (y) the number of shares of ADP shares of Sandy Common Stock covered by the Substitute Option, as determined in accordance with clause (i) above; and

          (iii) each Substitute Option will be exercisable, over each time period during which the Sandy Option it replaced would have been exercisable (taking into account any acceleration in vesting brought about by the Merger), with respect to that number of shares of ADP Common Stock (rounded down to the nearest whole share) determined by multiplying (x) the number of shares of Sandy Common Stock with respect to which the Sandy Option would have been exercisable during that time period by (y) a fraction, the numerator of which is the total number of shares of ADP Common Stock covered by the Substitute Option and the denominator of which is the total number of shares of Sandy Common Stock covered by the replaced Sandy Option.

     (b) Subject to the foregoing requirements, the terms of each Substitute Option will be substantially equivalent to the terms of the Sandy Option that it replaces.


                                   ARTICLE 2

            REPRESENTATIONS AND WARRANTIES OF ADP MERGERCO AND ADP

     ADP Mergerco and ADP hereby jointly and severally represent and warrant to Sandy as follows (with the understanding that Sandy is relying materially on each representation and warranty in entering into and performing this Agreement):

     2.1 Due Organization. ADP Mergerco and ADP are corporations validly existing and in good standing under the laws of the State of Michigan and the State of Delaware, respectively, and have full power and authority and are entitled to own or lease their properties and to carry on their business as, and in the places where, such properties are owned or leased and such business is conducted.

     2.2 Due Authorization. ADP Mergerco and ADP have full power and authority to enter into and perform their obligations under this Agreement and each agreement, instrument and document required to be executed by ADP Mergerco or ADP in accordance with this Agreement. The execution, delivery, and performance by ADP Mergerco and ADP of this Agreement and the agreements, documents, and instruments required to be executed and delivered by ADP Mergerco and ADP in accordance with this Agreement (i) have been duly authorized by the Boards of Directors of ADP Mergerco and ADP, respectively, and (ii) do not require the consent of the shareholders of ADP. This Agreement has been and the agreements, documents, and instruments required to be executed and delivered by ADP Mergerco and ADP in accordance with this Agreement on the Closing Date will have been duly and validly executed and delivered by ADP Mergerco and ADP and constitute, or will constitute, valid and binding obligations of ADP Mergerco and ADP, enforceable against ADP Mergerco and ADP in accordance with their respective terms, except that (i) such validity, binding effect and enforceability may be subject to applicable bankruptcy, insolvency, fraudulent transfer, or other laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses (including commercial reasonableness, good faith, and fair dealing) and to the discretion of the court before which any proceeding therefor may be brought. None of the execution, delivery or performance of this Agreement or any other agreement, instrument, or document to be executed by ADP Mergerco or ADP in accordance with this Agreement will (a) violate any foreign, federal, state, county, or local law, rule, or regulation or any order, writ, injunction, or decree of any court, agency or governmental body applicable to ADP Mergerco or ADP or their properties, (b) violate or conflict with, or permit the cancellation of, any agreement to which ADP Mergerco or ADP is a party, or by which either of them or any of their properties are bound, or result in the creation of any lien, security interest, charge, or encumbrance upon any of such properties, or (c) violate or conflict with any provision of the Certificate of Incorporation or the Bylaws of either ADP Mergerco or ADP.

     2.3 Assets and Liabilities. ADP has good and marketable title to, or a valid leasehold or other possessory interest in, the properties and assets (the "Assets") owned or used by it, located on its premises, or shown on the ADP Financial Statements or acquired after March 31, 1995, except for properties and assets disposed of in the ordinary course of business, consistent with past practice, since March 31, 1995. ADP does not have any obligations or liabilities, absolute or contingent, including without limitation, mortgages, liens, pledges, charges, encumbrances or other third party security interests ("Liabilities"), except for those Liabilities which have been (i) reflected and appropriately reserved against in accordance with GAAP consistently applied in the ADP Financial Statements or (ii) incurred in the ordinary course of business, consistent with past practice, after March 31, 1995.

        2.4 Compliance with Laws. To ADP's knowledge, ADP and its use and occupancy of its Assets and properties, wherever located, have complied, and are complying, with all foreign, federal, state, county, and local laws, regulations, and orders that are applicable to ADP's business, and ADP has filed with the proper authorities all statements and reports required by the laws, regulations, and orders to which it or its properties or operations are subject, except where such noncompliance or failure to file, individually and/or in the aggregate, would not have a MAE. When used with respect to ADP or Sandy, "MAE" means any material adverse effect on the financial condition, assets, liabilities, results of operations or business of ADP and its subsidiaries or Sandy and its subsidiary, as the case may be, in each case taken as a whole. No claim has been made by any governmental authority (and, to the best of ADP's knowledge, no such claim is anticipated) to the effect that the business conducted by ADP fails to comply with any law, rule, regulation, or ordinance, except for any such noncompliance which would not have a MAE. Without limiting the foregoing, ADP has complied with all judicial and governmental requirements relating to pollution and environmental control and regulation and employee health and safety including, but not limited to, laws, rules, regulations, ordinances, and orders related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling, presence, emission, discharge, release, or threatened release into or on the air, land, surface, water, groundwater, personal property, or structures, wherever located, of any contaminants, hazardous materials, hazardous or toxic substances, or wastes as defined under any federal, state, or local laws, regulations, or ordinances, except for any such noncompliance which would not have a MAE.

        2.5 Claims and Proceedings. There are no claims, actions, suits, proceedings, or investigations pending or, to the best of ADP Mergerco's and ADP's knowledge, threatened against or affecting ADP Mergerco or ADP or any of their Assets, at law or in equity, or before or by any court, municipal, or other governmental department, commission, board, agency, instrumentality, except (a) those claims, actions, suits, or proceedings or investigations which, if concluded in a manner adverse to ADP or ADP Mergerco, would not have a MAE or (b) as set forth in any of the ADP SEC Filings or the ADP Financial Statements. No inquiry, action, or proceeding has been instituted or, to the best of ADP
Mergerco's and ADP's knowledge, threatened to restrain or prohibit the carrying out of the transactions contemplated by this Agreement or to challenge the validity of any part of such transactions or seeking damages on account thereof.

        2.6 Financial Statements and Reports. ADP has previously furnished Sandy with true and correct copies (with exhibits) of (a) its Annual Report on Form 10-K for the fiscal year ended June 30, 1994, as filed with the SEC; (b) its Quarterly Reports on Form 10-Q for the three, six and nine months ended September 30, 1994, December 31, 1994 and March 31, 1995, as filed with the SEC; (c) the definitive proxy statements relating to all meetings of its shareholders during the three years preceding the date of this Agreement; and
(d) all other reports and registration statements filed by ADP with the SEC since June 30, 1992 (collectively, the "ADP SEC Filings"). As of their respective dates, the ADP SEC Filings did not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, except any such statement or omission therein which has been corrected or otherwise disclosed or updated in a subsequent filing with the SEC. Since June 30, 1991, ADP has filed with the

SEC all reports and registration statements and all other filings required to be filed with the SEC under the rules and regulations of the SEC. ADP has also delivered to Sandy a complete and correct copy of ADP's audited financial statements for the three year period ended June 30, 1994, audited by Deloitte & Touche, LLP, certified public accountants, and ADP's unaudited balance sheets, statements of cash flows, and earnings statements at and for the three-month, six-month and nine-month periods ended September 30, 1994, December 31, 1994 and March 31, 1995 (which unaudited balance sheets, statements of cash flows, and earnings statements may be subject to normal recurring year-end and audit adjustments, which, in the aggregate are not reasonably expected to be material) (the "ADP Financial Statements"). The ADP Financial Statements have been prepared in accordance with GAAP applied on a consistent basis with prior periods and each of the ADP Financial Statements fairly presents in all material respects the financial position, results of operations, or changes in financial position, as the case may be, of ADP as of the indicated date or for the indicated period. Since June 30, 1994, there has been no material adverse change in the financial condition, assets, liabilities, results of operations or business of ADP and its subsidiaries taken as a whole.

        2.7  Capitalization.  The authorized capital stock of ADP consists of
(i) 500,000,000 shares of ADP Common Stock, of which 143,826,080 shares were issued and outstanding as of July 31, 1995 and (ii) 300,000 shares of preferred stock, par value $1.00 per share, of which no shares are issued and outstanding as of the date hereof. All issued and outstanding shares of ADP Common Stock were validly issued and are fully paid and non-assessable and free of preemptive rights, and 13,291,336 shares were held by ADP in its treasury as of July 31, 1995.

        2.8  ADP Common Stock.   The shares of ADP Common Stock to be delivered
in connection with the Merger (i) have been duly authorized and when delivered pursuant to this Agreement, will be validly issued, fully paid and non-assessable, and (ii) will be covered by an effective registration statement on Form S-4, pursuant to which the issuance of such shares of ADP Common Stock to Sandy's shareholders will be registered.

        2.9 Options. Except (i) as disclosed in the ADP SEC Filings, (ii) for stock options granted after March 31, 1995 in the ordinary course of business pursuant to ADP's stock option plans, and (iii) for commitments to issue an immaterial number of shares of ADP Common Stock in connection with acquisitions completed prior to the date hereof, there are no outstanding options, rights (including stock appreciation and similar rights), warrants, calls or commitments (including, without limitation, any statutory or other legal commitments) relating to ADP's capital stock or obligating ADP to issue or dispose of any shares of its capital stock.

        2.10 Additional Rights. Except as contemplated hereby, the consummation of the Merger will not obligate ADP to issue any additional equity interest in ADP, to declare any dividend or make any distributions of any property or assets, or to redeem, purchase, acquire, or offer to acquire any shares of capital stock of ADP in accordance with the Certificate of Incorporation of ADP or any contract or agreement to which ADP is a party.

        2.11 Dividends and Stock Purchases. Except (i) as disclosed in the ADP SEC Filings, (ii) for regular quarterly dividends and (iii) for repurchases of shares pursuant to ADP's Board of Directors' approved repurchase program, from March 1, 1994 through the date of this

Agreement, ADP has not declared, set aside or made payment of any dividend or distribution of assets to the holders of ADP Common Stock, nor has it repurchased any shares of ADP Common Stock.

     2.12 Shareholder Notice. The Registration Statement will not, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, except that no representation is made by ADP with respect to information supplied by Sandy or any Affiliate thereof which relates to Sandy or any Affiliate or associate of Sandy.

     2.13 Brokers and Finders. ADP has not caused any liability to be incurred to any finder, broker, or sales agent in connection with the execution, delivery, or performance of, or the transactions contemplated by, this Agreement.

     2.14 Reorganization. It is the present intention of ADP to continue at least one significant historic business line of Sandy after the Merger, or to use at least a significant portion of Sandy's historic business assets in a business after the Merger, in each case within the meaning of Treas. Reg
Section 1.368-1(d).


                                   ARTICLE 3

                    REPRESENTATIONS AND WARRANTIES OF SANDY

     Sandy hereby represents and warrants to ADP Mergerco and ADP as follows (with the understanding that ADP Mergerco and ADP are relying materially on each such representation and warranty in entering into and performing this Agreement) (for purposes of this Article 3, the term "Sandy" shall mean Sandy Corporation and its subsidiary):

     3.1 Due Organization. Sandy is a corporation validly existing and in good standing under the laws of the State of Michigan, and has full power and authority to own or lease its properties and to carry on its business as, and in the places where, such properties are owned or leased and such business is now conducted. Sandy is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a MAE. Sandy has previously delivered to ADP true and correct copies of Sandy's Articles of Incorporation and Bylaws as in effect on the date hereof.

     3.2 Due Authorization. Sandy has full power and authority to enter into and perform its obligations under this Agreement and each agreement, instrument, and document required to be executed by Sandy in accordance with this Agreement, subject to approval of its shareholders. This Agreement has been, and the agreements, documents and instruments required to be executed and delivered by Sandy in accordance with this Agreement on the Closing Date will have been, duly and validly authorized, executed and delivered by Sandy, and constitute, or will constitute, valid and binding obligations of Sandy, enforceable against Sandy in accordance with their respective terms, except that (i) such validity, binding effect and enforceability may be subject to applicable bankruptcy, insolvency, fraudulent transfer, or other laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses (including commercial reasonableness, good faith, and fair dealing) and to the discretion of the court before which any proceeding therefor may be brought. None of the execution, delivery, or performance of this Agreement or any other agreement, instrument, or document to be executed by Sandy in accordance with this Agreement will, (a) violate any foreign, federal, state, county, or local law, rule, or regulation or any order, writ, injunction, or decree of any court, agency or governmental body applicable to Sandy or any of their properties, (b) violate or conflict with, or permit the cancellation of, any agreement to which Sandy is a party, or by which it or any of its properties are bound, or result in the creation of any lien, security interest, charge, or encumbrance upon any of such properties, or (c) violate or conflict with any provision of the Articles of Incorporation or the Bylaws of Sandy.


     3.3 No Consents. Except as described on Schedule 3.3 and except for (a) the approval of the transaction by Sandy's shareholders under the provisions of the MBCA, (b) filings made pursuant to the Exchange Act and the rules and regulations promulgated thereunder, (c) the filing of premerger notification, and the expiration or early termination of the waiting period required under, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR") and (d) the filing of a Certificate of Merger with the Department of Commerce of the State of Michigan, no consent or approval of any governmental agency and no material consent or approval of any third party is required in order for Sandy to enter into and perform this Agreement or any agreement, instrument, or document executed or to be executed by Sandy in accordance with this Agreement.

     3.4 Assets and Liabilities. Sandy has good and marketable title to, or a valid leasehold or other possessory interest in, the Assets owned or used by it, located on its premises, or shown on the Sandy Financial Statements or acquired after May 31, 1995, except for properties and assets disposed of in the ordinary course of business, consistent with past practice, since May 31, 1995. Sandy does not have any Liabilities, except for those Liabilities which have been (i) reflected and appropriately reserved against in accordance with GAAP consistently applied in the Financial Statements or (ii) incurred in the ordinary course of business, consistent with past practice, after May 31, 1995.

     3.5 Properties. The operation of the properties and business of Sandy in the manner in which they are now operated does not violate any zoning ordinances, municipal regulations, or other rules, regulations, or laws, except for violations which would not have a MAE. No covenants, easements, rights-of-way, or regulations impair in any material respect the use of Sandy's Assets for the purposes for which they are now operated. There are no pending or, to the best of Sandy's knowledge, threatened condemnation or similar proceedings or assessments affecting its Assets.

     3.6 Licenses and Permits. Sandy has obtained all licenses, permits and other authorizations, and has taken all actions, necessary to comply in all material respects with applicable laws or governmental regulations in connection with its business as now conducted. Schedule 3.6 lists all foreign, federal, state, county, and local governmental licenses, authorizations, accreditations, certificates, permits, and orders held or applied for by Sandy which are material to the conduct of the business of Sandy, taken as a whole. Sandy has complied, and is complying, in all material respects with the terms and conditions of all such licenses, authorizations, accreditations, certificates, permits, and orders, and no material violation of any such licenses, authorizations, accreditations, certificates, permits, or orders, or the laws or rules governing the issuance or continued validity thereof, has occurred. No claim has been made by any governmental authority (and, to the best knowledge of Sandy, no such claim is anticipated) to the effect that any license, authorization, accreditation, certificate, permit, or order in addition to those listed on Schedule 3.6 is necessary with respect to the business conducted by Sandy.

     3.7 Intellectual Rights. Schedule 3.7 lists all trademarks and service marks (registered or unregistered), trade names, patents and copyrights and applications therefor, and other intellectual property owned or used by or registered in the name of Sandy or in which Sandy has any right, license, or interest which are material to the business conducted by Sandy. Except for the documents listed on Schedule 3.7, Sandy is not a party to any license agreements, either as licensor or licensee, with respect to any trademarks, service marks, trade names, patents or copyrights or applications therefor, trade secrets, know-how, processes or other intellectual property which are material to the business conducted by Sandy. Sandy has good and marketable title to or the right to use such assets and all inventions, processes, designs, formulae, trade secrets, and know-how necessary for the conduct of Sandy's business, without the payment of any royalty or similar payment. To the best of Sandy's knowledge, Sandy is not infringing any patent, trademark, service mark, trade name, copyright, trade secret, know-how, process or other intellectual property rights of others and there are no infringements by others of any such rights owned by or licensed to Sandy. No patents, trademarks and service marks, trade names, copyrights, trade secrets, know-how, processes or other intellectual property rights or interest therein or license thereof, other than those set forth in Section 3.7, are necessary for the conduct of Sandy's business as now conducted.

     3.8 Compliance with Laws. To Sandy's knowledge, subject to the matters discussed in Section 3.14 hereof, Sandy and its use and occupancy of its Assets and properties, wherever located, have complied, and are complying, with all foreign, federal, state, county, and local laws, regulations, and orders that are applicable to its business and has filed with the proper authorities all statements and reports required by the laws, regulations, and orders to which it or its properties or operations are subject, except where such noncompliance or failure to file, individually and/or in the aggregate, would not have a MAE. No claim has been made by any governmental authority (and, to the best of Sandy's knowledge, no such claim is anticipated) to the effect that the business conducted by Sandy fails to comply with any law, rule, regulation, or ordinance, except for any such noncompliance which would not have a MAE. Without limiting the foregoing, Sandy has complied with all judicial and governmental requirements relating to pollution and environmental control and regulation and employee health and safety including, but not limited to, laws, rules, regulations, ordinances, and orders related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling, presence, emission, discharge, release, or threatened release into or on the air, land, surface, water, groundwater, personal property, or structures, wherever located, of any contaminants, hazardous materials, hazardous or toxic substances, or wastes as defined under any federal, state, or local laws, regulations, or ordinances, except for any such noncompliance which would not have a MAE.

     3.9        Employee Plans.

     (a) Sandy does not maintain or have any actual or potential liability or obligation with respect to any employee benefit, policy, arrangement or agreement (including without limitation, any savings, retirement, fringe benefit, stock option, bonus, incentive compensation, deferred compensation, excess, supplemental executive compensation, employee stock purchase, vacation, sickness or disability, severance or separation, restricted stock plan, policy or arrangement) or employment or consulting contracts or agreements (including without limitation, any "employee benefit plan," as defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), whether or not subject to ERISA, whether written or oral ("Employee Plans"), other than those set forth on Schedule 3.9(a). With respect to each Employee Plan, Sandy has heretofore delivered to ADP true and complete copies of the following documents, where applicable: (i) the text of the Employee Plan (including any amendments thereto) and of any trust or insurance contract maintained in connection therewith, (ii) the three most recent annual reports (IRS Form 5500 series), together with required schedules filed with the IRS and any financial statements or opinions required under ERISA, (iii) the most recent summary plan description and all modifications, and (iv) the most recent determination letter issued by the Internal Revenue Service ("IRS").

     (b) Neither Sandy nor any corporation or other trade or business which is or has been under common control with Sandy (as determined under Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended (the "Code")) has ever maintained, contributed to or incurred any obligation or liability with respect to (i) any "multiemployer plan", as defined in Section 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code (either as an employer or a joint employer) or (ii) any other plan covered by Title IV of ERISA or subject to the requirements of Section 412 of the Code and Sandy has no actual or contingent liability under Title IV of ERISA or Section 412 of the Code to any person or entity, including the Pension Benefit Guaranty Corporation, the IRS, any such plan or the participants (or their beneficiaries) in any such plan and there is no basis for any such liability as the result of or after the consummation of the transactions contemplated by this Agreement.

     (c) Each Employee Plan that is intended to be qualified under Section 401 of the Code is, to Sandy's best knowledge, so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to Section 501 of the Code and all contributions made thereto have been deductible by Sandy. A favorable determination letter has been issued by the IRS with respect to each such plan and trust, which letter includes a determination with respect to the qualification of the plan under the Tax Reform Act of 1986 and subsequent tax legislation (or if such letter has not yet been received, an application has been made to the IRS for such determination within the remedial amendment period so that such letter will have retroactive effect to the effective date of such legislation) and there are no facts and nothing has occurred that would adversely affect the qualification of such plan.

     (d) No Employee Plan is a "voluntary employees" beneficiary association" within the meaning of Section 501(c)(9) of the Code and there have been no other "welfare benefit funds" within the meaning of Section 419 of the Code relating to Employees. Except as set forth on Schedule 3.9(d), no Employee Plan provides health, dental, life insurance or other welfare benefits (whether on an insured or self-insured basis) to Employees after their retirement or other termination of employment from Sandy (other than continuation coverage required under Section 601 through 609 of ERISA and
Section 4980B of the Code which may be purchased at the sole expense of the Employee).

     (e) To Sandy's best knowledge, each Employee Plan has, in all material respects, been maintained and administered in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including, but not limited to, ERISA and the Code, which are applicable to such plan and there is no audit, investigation, dispute, arbitration, claim, suit, or grievance, pending or threatened, involving an Employee Plan (other than routine claims for benefits), and, to the best knowledge of Sandy, there is no basis for such a claim. To Sandy's best knowledge, there have been no "prohibited transactions" (within the meaning of Section 4975 of the Code or Section 406 of ERISA) with respect to any Employee Plan.

     (f) All contributions have been, or prior to the Effective Time will be, made under, and all obligations to Employees (including vacation entitlements) have been, or prior to the Effective Time will be, satisfied with respect to, each Employee Plan for all periods up to the Effective Time, except as shown in the Financial Statements. Except as disclosed in Schedule 3.9(f), the costs of all Employee Plans are fully accrued and reflected in the Financial Statements.

     (g) Except as otherwise indicated on Schedule 3.9(g), none of the Employee Plans provides for the payment of separation, severance, termination or similar-type benefits to any person or the acceleration of any rights to benefits under any Employee Plan or obligates Sandy to pay separation, severance, termination or similar-type benefits solely as a result of any transaction contemplated by this Agreement or as a result of a "change in control" (within the meaning of such term under Section 280G of the Code).

     3.10 Contracts and Agreements. Schedule 3.10A sets forth a complete and accurate list of all written or oral contracts, commitments, leases, and other agreements, to which Sandy is a party or by which it or its properties or assets may be bound which (a) relate to the leasing of real property, (b) provide for payments in any one year in excess of $100,000 or (c) are otherwise material to the operation of Sandy's business. Sandy has afforded to ADP and its officers, attorneys, and other representatives the opportunity to review complete and correct copies of all such contracts, commitments, leases, and other agreements to which Sandy is a party or by which Sandy or its properties are bound. Sandy is not and, to the best of Sandy's knowledge, no other party thereto is, in default (and no event has occurred which, with the passage of time or the giving of notice, or both, would constitute a default) under any contract, commitment, lease, or other agreement to which Sandy is a party or by which it or its properties or assets may be bound, and Sandy has not waived any material right under any such contract, commitment, lease, or other agreement. Sandy has not received any notice of default or termination under any such contract, commitment, lease, or other agreement, and Sandy has not assigned or otherwise transferred any rights under any such contract, commitment, lease, or other agreement. As of July 31, 1995, there were no written or oral contracts, commitments, or other agreements pursuant to which or in connection with which Sandy has accepted payment of more than $50,000 for services or goods yet to be performed or provided by Sandy to a third party other than those set forth in
Schedule 3.10B (including a list of such contracts, commitments or agreements).

     3.11 Claims and Proceedings. There are no claims, actions, suits, proceedings, or investigations pending against or affecting Sandy or any of its Assets or against or affecting any Employee Plans or any fiduciary for or assets of any such plans, at law or in equity, or before or by any court, municipal, or other governmental department, commission, board, agency, or instrumentality, nor is there any reasonable basis for any such claims, suits, proceeding or investigations, except as set forth in Schedule 3.11 and except for claims, actions, suits, proceedings or investigations which (i) are filed or instituted after the date hereof and (ii) seek damages or other amounts (including costs and expenses) in an amount less than $50,000, individually, or $100,000, in the aggregate. No inquiry, action, or proceeding has been instituted to restrain or prohibit the carrying out of the transactions contemplated by this Agreement or to challenge the validity of any part of such transactions or seeking damages on account thereof, nor is there any reasonable basis for any such inquiry, action or proceeding.

     3.12 Insurance. Schedule 3.12 lists all policies of insurance, other than title insurance policies, held by or on behalf of Sandy and each outstanding claim thereunder in excess of $10,000. All policies of insurance set forth on Schedule 3.12 are in full force and effect, and no notice of cancellation has been received or, to Sandy's knowledge, has been sent by the insurance carrier thereof. In the reasonable judgment of Sandy's management, the policies are in amounts which are adequate in relation to the business and properties of Sandy (but in any event in amounts not less than the amounts generally purchased by other similar businesses), and all premiums to date have been paid in full.

     3.13 Financial Statements and Reports. Sandy has previously furnished ADP with true and correct copies (with exhibits) of (a) its Annual Report on Form 10-K for the fiscal year ended August 31, 1994, as filed with the SEC; (b) its Quarterly Reports on Form 10-Q for the three months ended November 30, 1994, February 28, 1995 and May 31, 1995, as filed with the SEC;
(c) all of its Current Reports on Form 8-K filed with the SEC subsequent to August 31, 1994; (d) the definitive proxy statements relating to all meetings of its shareholders during the three years preceding the date of this Agreement; and (e) all other reports and registration statements filed by Sandy with the SEC since August 31, 1992 (collectively, the "Sandy SEC Filings"). As of their respective dates, the Sandy SEC Filings did not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, except any such statement or omission therein which has been corrected or otherwise disclosed or updated in a subsequent filing with the SEC. Since August 31, 1991, Sandy has filed with the SEC all reports and registration statements and all other filings required to be filed with the SEC under the rules and regulations of the SEC. Sandy has also delivered to ADP a complete and correct copy of Sandy's audited financial statements for the three year period ended August 31, 1994, audited by Deloitte & Touche, LLP, certified public accountants, and Sandy's unaudited balance sheet, statement of cash flows, and income statement at and for the nine-month period ended May 31, 1995 (which unaudited balance sheet, statement of cash flows, and income statement may be subject to normnal recurring year-end and audit adjustments, which, in the aggregate are not reasonably expected to be material) (the "Sandy Financial Statements"). The Sandy Financial Statements have been prepared in accordance with GAAP applied on a consistent basis with prior periods and each of the Sandy Financial Statements fairly presents in all material respects the financial position, results of operations, or changes in financial position, as the case may be, of Sandy as of the indicated date or for the indicated period. Since August 31, 1994, except for expenses incurred in connection with the transactions contemplated by this Agreement and in connection with the consideration of a transaction with Westcott Communications, Inc. ("Westcott"), there has been no material adverse change in the financial position, assets, liabilities, results of operations or business of Sandy and its subsidiaries taken as a whole. A true and complete list of all expenses heretofore incurred and hereafter expected to be incurred by Sandy in connection with the transactions contemplated hereby and in connection with the consideration of a transaction with Westcott is contained in Schedule 3.13.

     3.14 Taxes. Except as set forth on Schedule 3.14A, all federal, foreign, state, county, and local tax (including, without limitation, income, gross receipts, excise, property, franchise, license, sales, use, withholding, estimated, occupancy, capital, profits, employment, unemployment compensation, payroll related, import duties and other governmental charges and assessments), whether or not measured in whole or in part by net income, and including deficiencies, interest, additions to tax or interest, and penalties with respect thereto, and including expenses associated with contesting any proposed adjustment related to any of the foregoing (collectively, "Taxes" or, individually, a "Tax") returns, reports, and declarations of estimated tax (collectively, "Returns" or, individually a "Return") which were required to be filed by Sandy on or before the date hereof have been filed within the time and in the manner provided by law, and all such Returns are true and correct and accurately reflect, in all material respects, the Tax liabilities of Sandy.
All Returns required to be filed by Sandy after the date hereof and on or before the Effective Time shall be prepared and timely filed, in a manner consistent with prior years and applicable laws and regulations. All Taxes required to be paid on or before the date hereof have been timely paid or adequately accrued in the Financial Statements. Any Taxes required to be paid after the date hereof and on or before the Effective Time shall be timely paid.
Schedule 3.14B lists all of the jurisdictions in which Sandy has filed Returns during the 1994, 1993 and 1992 calendar years. Sandy has provided to ADP true and complete copies of all such Returns. Except as set forth on Schedule 3.14C, Sandy has not executed any presently effective waiver or extension of any statute of limitations against assessments and collections of Taxes. There are no current, pending or, to the best of Sandy's knowledge, threatened, claims, assessments, notices, proposals to assess, deficiencies, or audits (collectively, "Sandy Tax Actions") with respect to any Taxes owed or allegedly owed by Sandy which remain unpaid and for which, in the reasonable judgment of Sandy's management, adequate provision has not been made in the Financial Statements. Except as set forth on Schedule 3.14D, to the best of Sandy's knowledge, there is no basis for any Sandy Tax Actions.

There are no tax liens on any of the assets of Sandy except for liens for current taxes not yet due and payable. Except as set forth on Schedule 3.14D, proper and accurate amounts (other than immaterial amounts) have been withheld and remitted by Sandy from and in respect of its Employees for all periods in full and complete compliance in all material respects with the tax withholding provisions of all applicable laws and regulations. Sandy is, and since 1986 has been, a C corporation as defined in Section 1361 of the Code. Sandy has not agreed to nor is Sandy required to make any adjustments under Section
481(a) of the Code by reason of change in accounting method or otherwise. Sandy has not been nor is a party to any tax sharing agreement.

     3.15 Business Relations. Except as set forth on Schedule 3.15, to the knowledge of Sandy, since August 31, 1994, Sandy has not received notice that any customer, client, or supplier of Sandy will cease or otherwise refuse to do business with Sandy in the same manner as such business had been previously conducted with Sandy.

     3.16 Brokers and Finders. Sandy has not caused any liability to be incurred to any finder, broker, or sales agent in connection with the execution, delivery, or performance of, or the transactions contemplated by, this Agreement, except for fees not to exceed $500,000 paid or to be paid to its financial advisor, Bear, Stearns & Co., Inc. ("Bear, Stearns"), for which Sandy will be responsible. Sandy has heretofore delivered to ADP a true and complete copy of the agreement(s) pursuant to which Bear, Stearns has provided and will provide service to Sandy in connection with the transactions contemplated by this Agreement.

     3.17 Notes and Accounts Receivable. Schedule 3.l7 lists all of the notes and accounts receivable of Sandy at May 31, 1995. Except as listed on
Schedule 3.17, (a) all of the notes and accounts receivable are free and clear of any security interests, liens, encumbrances, or other charges and are, in the reasonable judgment of Sandy's management, adequately reserved for on Sandy's balance sheet as of May 31, 1995; (b) to the best of Sandy's knowledge, none of the notes or accounts receivable is subject to any offset or claims of offset, other than normal credits and returns in the ordinary course of business; and (c) none of the obligors on the notes or accounts receivable has given notice that they will or may refuse to pay the full amount thereof or any portion thereof. This Section 3.17 does not constitute a warranty by Sandy that any of the notes or accounts receivable will be collected by Sandy following the transactions contemplated hereby.

     3.18 Information Furnished to ADP. Sandy has made available to ADP and its officers, attorneys, accountants, and representatives true and correct copies of all agreements, documents, and other items listed on the schedules to this Agreement and all books and records of Sandy. The books and records of Sandy accurately reflect in all material respects the transactions to which Sandy is a party or by which its properties are subject or bound.

     3.19 Capitalization. The authorized capital stock of Sandy consists of 8,000,000 shares of Sandy Common Stock and 2,000,000 shares of preferred stock, $.0l par value per share, of which 2,326,783 shares of Sandy Common Stock and no shares of preferred stock are issued and outstanding as of the date hereof. Each share of Sandy Common Stock is entitled to one vote for purposes of approving the Merger. All issued and outstanding shares of Sandy Common

Stock were validly issued and are fully paid and nonassessable and free of preemptive rights, and no shares are held by Sandy in its treasury. 146,000 shares of Sandy Common Stock, and no shares of preferred stock, are reserved for issuance upon the exercise of outstanding Sandy Options as of the date hereof.

     3.20 Options. Except as set forth on Schedule 3.20(a) there are no outstanding options , rights (including stock appreciation and similar rights), warrants, Calls, commitments (including, without limitation, any statutory or other legal commitments) or written agreements relating to Sandy's capital stock or obligating Sandy to issue or dispose of any shares of its capital stock.

     3.21       Sandy Dividends and Stock Purchases.  Except as set forth on
Schedule 3.21, since March 31, 1994, Sandy has not declared, set aside or made payment of any dividend or distribution of assets to the holders of Sandy Common Stock, nor has it repurchased any shares of Sandy Common Stock.

     3.22 Subsidiaries. Sandy has no direct or indirect subsidiaries and no stock or other equity or ownership interests (whether controlling or not) in any corporation, association, partnership, joint venture, or other entity, other than as set forth in Schedule 3.22. Sandy Corporation of Canada is an inactive corporation which has no material assets and conducts no business.

     3.23 Customers. Schedule 3.23 accurately sets forth as of June 30, 1995 the name of each existing customer of Sandy, which, in the past 12 months, purchased more than $50,000 of goods or services from Sandy, and a list of any written agreement between Sandy and such customer, if the agreement is effective and obligates Sandy to future performance over more than 6 months or for more than $25,000 in the next three months relating to the customer.

     3.24 Submission to Vote. Based in part on the financial analysis performed by its financial advisors, the Board of Directors of Sandy has adopted a resolution recommending that the Merger and the other transactions contemplated herein be submitted to and approved by Sandy's shareholders.

     3.25 Information to be Provided. None of the information supplied by Sandy for inclusion in the Registration Statement will, at the time the Registration Statement is filed with the SEC or the Merger Proxy Statement is mailed to Sandy shareholders, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

     3.26 Shareholder Vote. The affirmative vote of the holders of a majority of the outstanding shares of Sandy Common Stock is the only vote of the holders of any class or series of stock of Sandy necessary to approve the Merger.

     3.27 Labor Matters. Sandy is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Sandy. At no time since July 1, 1993 has Sandy been involved in any labor discussions with any unit or group seeking to become a bargaining unit for any of its employees. There are no material controversies, strikes, work stoppages or disputes pending or threatened between Sandy and any of the employees or former employees of Sandy ("Employees").

     3.28 Ordinary Course. Since August 31, 1994, Sandy has conducted its business only in the ordinary course, consistent with its past practice, except (a) as expressly permitted by this Agreement or in connection with the transactions contemplated by this Agreement, (b) as set forth in any of the Sandy SEC Filings or any of the Sandy Financial Statements, and (c) in connection with Sandy's dealings with Westcott.

     3.29 Chapter 7A and Chapter 7B of MBCA. Section 780 of Chapter 7A of the MBCA does not apply to any business combination (as defined in Chapter 7A of the MBCA) between Sandy and ADP Mergerco or any of its affiliates, and Chapter 7B of the MBCA does not apply to control share acquisitions (as defined in Chapter 7B of the MBCA) of shares of Sandy.

     3.30 Pooling of Interests. To Sandy's best knowledge, Sandy has not taken, failed to take, or agreed to take or not to take any action which would disqualify the Merger as a pooling of interests for accounting purposes.

     3.31 Fixed Assets; Sufficiency of Assets. The physical and intangible assets of Sandy, whether owned, licensed or leased by it, are sufficient to provide all services currently offered or committed by Sandy to its customers. There are no assets or property necessary for the conduct of the business of Sandy as presently utilized or conducted which are not owned, leased, or licensed by Sandy.

     3.32 Leased Properties. Schedule 3.32 contains a list of all outstanding realty and material personalty leases to which Sandy is a party or by which it is bound, whether as lessee or lessor, on the date hereof. Sandy has heretofore provided ADP with true and complete copies of all such leases. Sandy occupies or uses all of the real and personal property leased by it under and in accordance with such leases, and has neither assigned its interests under any such lease nor further subleased the property which is the subject of any such lease. All of such leases are in full force and effect and the transactions contemplated by this Agreement will not effect a termination of or otherwise interfere with Sandy's rights under each such lease, nor violate any term or provision of any such lease or incur any additional charge thereunder. Sandy has not made any material alterations to, or installed any fixtures at, the leased premises set forth in Schedule 3.32 such that it will have an obligation to retrofit any such leased premises.

     3.33 Licensed Properties. Schedule 3.33 contains a list of all outstanding licenses to which Sandy is a party or by which it is bound, whether as licensee or licensor, on the date hereof (including without limitation any software licenses other than commercial, off-the-shelf software used in the ordinary course of business). Sandy has heretofore provided ADP with true and complete copies of all such licenses. Except as otherwise set forth in
Schedule 3.33: (a) Sandy has the right to use all of the property licensed by it under any such licenses, and (b) any license granted by Sandy to others is non-exclusive and any such licensees are not and shall not be entitled to further sublicense, assign or transfer the licensed property to others. All of such licenses are in full force and effect, and the transactions contemplated by this Agreement will not effect a termination of or otherwise interfere with Sandy's rights under any license agreement as to which it is the licensee, nor violate any term or provision of any such license or incur any additional charge thereunder.

     3.34       Loan Agreements, Debt Instruments and Guarantees.  Schedule
3.34 contains a true and complete list of all loan agreements, debt instruments, guarantees, or any related documents of any nature whatsoever which are outstanding on the date hereof and to which Sandy is a party or by which it is bound. Sandy has heretofore provided ADP with true and complete copies of all such documents. Except as otherwise set forth in Schedule 3.34, all outstanding liabilities and debts of Sandy may be prepaid in whole or in part at any time without penalty, all of such liabilities and debts shall continue as liabilities and debts of Sandy notwithstanding the transactions contemplated by this Agreement without mandatory prepayment, penalty or points, and no event has occurred prior to the date hereof which with the lapse of time or the giving of notice or both would constitute a default of either party under any such loan agreement, debt instrument, guaranty, or any related document.

     3.35       Employees; Employment Practices; Compensation and Vacations.
Schedule 3.35 contains a true and complete listing of all employees of Sandy during the one-year period ending on the date hereof, their annual salary, date of hire, date of next review, date of last review and, if applicable, their dates of termination. Schedule 3.35 also contains a separate true and complete listing of all independent contractors engaged by Sandy during the one-year period ending on the date hereof, together with the terms of the compensation arrangements applicable to each such independent contractor.
Since August 31, 1994, except in the ordinary course of business and consistent as to timing and amount with past practices, Sandy has not: (a) increased the compensation payable or to become payable to or for the benefit of any of its employees or independent contractors, (b) provided any of its employees with increased security or tenure of employment, (c) increased the amount payable to any of its employees upon the termination of any such person's employment, or
(d) increased, augmented or improved benefits granted to or for the benefit of any of its employees under any bonus, stock option, profit sharing, pension, retirement, deferred compensation, insurance or other direct or indirect benefit plan or arrangement.

     3.36 Capital Expenditures. Except as set forth in Schedule 3.36, there are no capital projects or capital expenditures currently committed for or undertaken by Sandy which are not paid for on the date hereof.

     3.37       Bank Accounts and Safe Deposit Boxes; Powers of Attorney.
Schedule 3.37 contains: (a) the names of all banks in which Sandy has an account (including without limitation any trust account) or safe deposit box, and (b) the names of all persons or entities, if any, holding powers of attorney from Sandy.

     3.38 Casualty Losses. Since August 31, 1994, there has not been any material loss, damage or destruction to or of any of the assets, property or business of Sandy (other than as to which all necessary repairs or replacements have been made or will be covered by insurance proceeds when made) nor have any of such assets, properties or business of Sandy been affected as a result of fire, accident or other casualty, war, civil strife or act of God (other than in any immaterial respect and as to which all necessary repairs or replacements have been made or will be covered by insurance proceeds when made).

     3.39 Transactions with Affiliates. Sandy has heretofore provided ADP with true and complete copies of all contracts or agreements of any nature whatsoever, whether written or oral, between Sandy and any director, executive officer or other Affiliate of Sandy, including without limitation any employment agreement or other compensation or reimbursement arrangement, any loan or guarantee, and any purchase or sales agreement.

     3.40 Reorganization. Sandy operates at least one significant historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of Treas. Reg. Section 1.368-1(d). Sandy has no knowledge that any shareholder of Sandy has any present plan, intention or arrangement to dispose of any of the ADP Common Stock to be received in the Merger in a manner that would cause the Merger to violate the continuity of shareholder interest requirement set forth in Treas. Reg. Section 1.368-1.


                                   ARTICLE 4

                      ADDITIONAL COVENANTS AND AGREEMENTS

     4.1 Conduct of Sandy's Business. Sandy covenants and agrees that, prior to the Effective Time, unless ADP Mergerco and ADP shall otherwise agree in writing or as otherwise expressly contemplated by this Agreement:



                (a) Sandy will carry on its businesses in the regular and ordinary course, consistent with past practice, and, except in connection with the transactions contemplated by this Agreement or in connection with any other offer to acquire shares or assets of Sandy to the extent permitted by Section 7.11 of this Agreement, use reasonable efforts to preserve intact its present business organizations. Without limiting the foregoing Sandy will not directly or indirectly, without the prior written consent of ADP Mergerco and ADP and except in connection with the transactions contemplated by this Agreement:

                     (i) issue, sell, pledge, dispose of or encumber its Assets, other than through sales of goods and/or services to Sandy's customers in the ordinary course of business, consistent with past practice;

                     (ii)       amend Sandy's Articles of Incorporation or
                By-laws;

                     (iii) split, combine or reclassify any outstanding shares of Sandy capital stock, or declare, set aside or pay any dividend payable in cash, stock, property or otherwise with respect to such shares;

                     (iv) redeem, purchase, acquire or offer to acquire any shares of Sandy capital stock;

                     (v) issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or securities convertible or exchangeable for, or any options, warrants or rights of any kind to acquire any shares of, Sandy capital stock of any class whether pursuant to any rights agreement, stock plan or otherwise, except that Sandy may issue shares of Sandy Common Stock in accordance with currently outstanding stock options;

                     (vi) acquire (by merger, consolidation or acquisition of stock or assets) or be acquired by any corporation, partnership or other business organization or division thereof;

                     (vii) incur any indebtedness for borrowed money, other than in the ordinary course of business, consistent with past practice, or issue any debt securities;

                     (viii) enter into or modify any material contract, lease or agreement, other than in the ordinary course of business, consistent with past practice;

                     (ix) terminate, modify, assign, waive, release or relinquish any material contract rights or amend any material rights or claims except as expressly provided in this Agreement;

                     (x) other than pursuant to previously existing written plans, written agreements or regular budgets and standard policies, grant any increase in the salary or other compensation or benefits to Sandy's directors, officers or employees or grant any bonus to any employee or enter into any employment agreement, or make any loan to or enter into any material transaction of any other nature with any officer, director or employee of Sandy; provided, that Sandy may pay fiscal 1995 bonuses based on earnings before merger-related costs;

                     (xi) take any action to institute any new severance or termination pay practices with respect to any directors, officers or employees of Sandy or to increase the benefits payable under its severance or termination pay practices;

                     (xii) hire new employees, other than in the ordinary course of business, consistent with past practice;

                     (xiii) adopt or amend, in any respect, except as may be required by applicable law or regulation (in which case Sandy will notify ADP Mergerco and ADP of such amendment or adoption and the reasons therefor), any bonus, profit sharing, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund, plan or arrangement for the benefit or welfare of any directors, officers or employees;

                     (xiv) except as set forth on Schedule 3.36, make any capital expenditures or capital commitments in amounts greater than $100,000 in the aggregate;

                     (xv) make any election for federal income tax purposes;

                     (xvi) settle or compromise any litigation involving the payment of, or enter into a settlement agreement to pay over time, an amount in cash, notes or other property in excess of $50,000; or

                     (xvii) enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

                (b) Sandy will use reasonable efforts, to the extent not prohibited by the foregoing provisions of this Section 4.1, to maintain its relationships with its suppliers and customers, and, if requested by ADP Mergerco or ADP, (i) Sandy will use reasonable efforts to make reasonable arrangements as reasonably requested by ADP Mergerco or ADP for representatives of ADP Mergerco or ADP to meet with customers and suppliers of Sandy (provided however that ADP Mergerco or ADP will give Sandy reasonable notice of such meetings), and (ii) Sandy will schedule, as reasonably requested by ADP Mergerco or ADP, meetings of representatives of ADP Mergerco or ADP with executive officers of Sandy.

     4.2 Conduct of Business by ADP. From the date of this Agreement to the Effective Time, unless Sandy shall otherwise agree in writing or as otherwise expressly contemplated or permitted by other provisions of this Agreement, including but not limited to, this Section 4.2:

                (a) Neither ADP nor any subsidiary of ADP shall amend its Certificate of Incorporation (or other such governing document) or bylaws in a manner which would materially adversely affect the rights of holders of ADP Common Stock or the ability of ADP to consummate the transactions contemplated hereby in a timely manner;

                (b) Neither ADP nor any subsidiary of ADP shall make any acquisition or take any other action that individually or in the aggregate would materially adversely affect the ability of ADP or ADP Mergerco to consummate the transactions contemplated hereby in a timely manner; and

                (c) Other than regular quarterly cash dividends which are not in excess of $.25 per share of ADP Common Stock and any stock split effected as a stock dividend, ADP shall not declare, set aside, make or pay any dividend or distribution (whether in cash, stock or property or any combination thereof) in respect of the ADP Common Stock; and

                (d)  ADP shall not agree to do any of the foregoing.

     4.3        Shareholder Approval.

     (a) As soon as reasonably practicable following the date hereof, Sandy will take all action necessary in accordance with the Exchange Act, the laws of the State of Michigan and Sandy's Articles of Incorporation and Bylaws to call, give notice of, and convene a meeting of Sandy shareholders (the "Meeting") to consider and vote upon the approval and adoption of this Agreement and the Plan, and for such other purposes as Sandy may deem necessary or desirable. As of the date of this Agreement, the Board of Directors of Sandy has determined, based in part upon the financial analysis performed by its financial advisors, that the Merger is advisable and in the best interest of the shareholders of Sandy and, subject to their fiduciary duties, shall recommend that Sandy's shareholders vote to approve and adopt this Agreement and the Plan and any other matters to be submitted to Sandy's shareholders in connection therewith. Sandy shall use reasonable efforts to solicit and secure from its shareholders such approval and adoption, subject to the fiduciary duties of the directors of Sandy, which efforts shall include without limitation diligently soliciting shareholder proxies therefor and advising ADP Mergerco and ADP upon request from time to time as to the status of the shareholder vote then tabulated. Nothing in this Section shall in any way bind or obligate any officers or directors of Sandy to act in any way in their capacities as shareholders of Sandy. The Meeting will take place as soon after the date hereof as permitted under applicable law and as is reasonably practicable.

     (b) As promptly as reasonably practicable following the execution of this Agreement, ADP and Sandy shall file with the SEC a registration statement on Form S-4 (the "Registration Statement") covering the issuance and delivery of the ADP Common Stock to the shareholders of Sandy and containing preliminary proxy materials which comply with the requirements of the Exchange Act with respect to the transactions contemplated hereby and will use their best efforts to cause such Registration Statement to be declared effective and such preliminary proxy materials to be cleared by the SEC. Sandy and ADP will cooperate fully in the preparation and filing of the Registration Statement and such preliminary proxy materials and any amendments and supplements thereto.

     (c) Promptly after the Registration Statement (including the definitive proxy statement contained therein (the "Merger Proxy Statement")) becomes effective, Sandy shall cause the Merger Proxy Statement to be mailed to its stockholders to solicit their approval of the transactions contemplated herein and therein. Sandy shall not use any proxy material in connection with the Meeting without ADP's prior approval.

     4.4 Other Agreements. Subject to the terms and conditions herein provided and to the fiduciary duties of the Boards of Directors of Sandy and ADP, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including without limitation, using all reasonable efforts to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings, including, but not limited to, filings required under the Exchange Act and the HSR; except that the foregoing shall not require ADP Mergerco, ADP or Sandy to agree to make any divestiture of a significant asset in order to obtain any waiver, consent or approval. Subject to the terms and conditions herein provided,

ADP, as the parent corporation of ADP Mergerco, will cause ADP Mergerco to take all reasonable actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as possible the transactions contemplated by this Agreement.

     4.5 Notification of Certain Matters. Sandy shall give prompt notice to ADP Mergerco and ADP, and ADP Mergerco and ADP shall give prompt notice to Sandy, of (i) the occurrence, or failure to occur, of any event which such party believes would be likely to cause any of its representations or warranties contained in this Agreement (including as it relates to information contained in the schedules prepared pursuant to Articles 2 and 3) to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time and (ii) any material failure of Sandy, ADP or ADP Mergerco, as the case may be, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that failure to give such notice shall not constitute a waiver of any defense that may be validly asserted. No disclosure of changes to the Article 3 schedules pursuant to this Section 4.5 will be deemed to amend or supplement the schedules or prevent or cure any misrepresentation, breach of warranty, or breach of any covenant thereunder.

     4.6 Access to Information. Sandy will, and will cause Sandy's officers, directors, employees and agents, including attorneys and accountants, to afford, from the date hereof to the Effective Time, the officers, employees and agents of ADP Mergerco and ADP complete access at all reasonable times to Sandy's officers, employees, agents, properties, books, records and workpapers, and shall furnish ADP Mergerco and ADP all financial, operating and other data and information as ADP Mergerco and ADP may reasonably request. ADP Mergerco and ADP will use reasonable efforts not to disrupt Sandy's business.

     4.7 Public Announcements. None of ADP Mergerco, ADP or Sandy will make, issue or release any oral or written public announcement or statement concerning, or acknowledgment of the existence of, or reveal the terms, conditions or status of, the transactions contemplated by this Agreement and the Plan, or any other communication to shareholders or the investing public, directly or indirectly (including without limitation press releases and statements to securities analysts), without first making a good faith attempt to obtain the prior approval of, or concurrence in, the contents of such announcement, acknowledgment or statement by the other of them, which approval or concurrence will not be unreasonably withheld or delayed; provided, that nothing in this Agreement will prevent any party from commenting on prior public announcements or from making any announcement, acknowledgement or statement required by law or the rules of any securities exchange on which its stock is listed.

                                   ARTICLE 5

                                    CLOSING

     5.1        Conditions to ADP Mergerco's and ADP's Obligations.
Notwithstanding any other provision herein to the contrary, the obligations of ADP Mergerco and ADP to consummate the transactions contemplated hereby are subject to the fulfillment of each of the following conditions:



                (a) The representations and warranties of Sandy contained herein and the information contained in the schedules prepared pursuant to
     Article 3 shall be true and correct on and as of the Closing Date with the same force and effect as though such representations and warranties had been made and such information had been given on and as of the Closing Date, except to the extent waived in writing by ADP; Sandy shall have performed in all material respects all obligations and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

                (b) There shall not be any judgment, decree, injunction, ruling or order of any court, governmental department, commission, agency or instrumentality outstanding against ADP Mergerco, ADP or Sandy which prohibits or materially restricts or delays the consummation of the Merger.

                (c) This Agreement and the Plan shall have been approved and adopted by the requisite vote of the holders of the outstanding shares of Sandy Common Stock in accordance with the MBCA and Sandy's Articles of Incorporation and Bylaws.

                (d) All authorizations, consents and permits required by Sandy to perform this Agreement and the Plan shall have been obtained and shall be in form and substance satisfactory to ADP Mergerco and ADP. The required statutory waiting period under the HSR shall have expired or been terminated and no condition shall have been imposed with respect thereto which is not acceptable to ADP Mergerco and ADP.

                (e) Sandy will have delivered, or will have caused to be delivered, to ADP Mergerco and ADP the following:

                     (i) A copy of the resolutions duly adopted by Sandy's Board of Directors approving the adoption, execution, performance, and delivery of this Agreement and the Plan and authorizing all necessary or proper action to enable Sandy to comply with the terms hereof and thereof.

                     (ii) A copy of the resolutions duly adopted by Sandy's shareholders authorizing the adoption, execution, performance, and delivery of this Agreement and the Plan and approving the Merger in accordance with the MBCA.

                     (iii) The opinion of Honigman Miller Schwartz and Cohn to the effect that:

                                (A)  Sandy is a corporation validly existing
                     and in good standing under the laws of the state of its incorporation and is duly qualified to do business within the jurisdictions set forth therein;

                                (B)  Sandy has the corporate power and
                     authority to execute, deliver, and perform its obligations under this Agreement and the Plan; the execution, delivery, and performance by Sandy of its obligations under this Agreement and the Plan have been duly authorized by all necessary corporate action on the part of Sandy; and this Agreement and the Plan have been duly executed and delivered by Sandy and constitute the valid and binding obligations of Sandy, enforceable against Sandy in accordance with their respective terms, except that (1) such validity, binding effect and enforceability may be subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other laws, now or hereafter in effect, affecting creditors' rights generally, and (2) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses (including commercial reasonableness, good faith, and fair dealing) and to the discretion of the court before which any proceeding therefor may be brought;

                                (C) The execution, delivery, and performance by Sandy of its obligations under this Agreement and the Plan (i) do not violate (a) Sandy's Articles of Incorporation or Bylaws or (b) any law known to counsel to be applicable to Sandy where such violation would reasonably be expected to have a material adverse effect upon the validity, performance or enforceability of any of the terms of this Agreement applicable to Sandy, or (c) based solely on a review of the results of a litigation search in the United States District Court for the Eastern District of Michigan, Southern Division, dated within two weeks of the Closing Date, and the Oakland County, Michigan Circuit Court, dated within two weeks of the Closing Date (the "Searches") and a certificate of officers of Sandy, any of Sandy's obligations under any judgment, decree, or order of any court or any other agency of government and (ii) do not constitute a breach of, or a default under, any of the agreements listed as exhibits to Sandy's most recent Annual Report on Form 10-K filed with the SEC or any subsequent Quarterly Reports on Form 10-Q and any other material agreements of Sandy actually known to counsel (collectively, the "Agreements");

                                (D)  No approval, authorization, or other
                     action by, or filing with, any governmental authority of the United States of America or the State of Michigan is required for the execution, delivery and performance by Sandy of this Agreement or the Plan (other than under state "blue sky" laws, the SEC approvals contemplated by Section 4.3(b) hereof, the approval of the U.S. Department of Justice and the Federal Trade Commission pursuant to the HSR and the filing of a Certificate of Merger with the Department of Commerce of the State of Michigan);

                                (E)  Subject to compliance with applicable
                     federal and state securities laws (as to which counsel need express no opinion), all of the outstanding shares of Sandy Common Stock have been duly authorized, validly issued and fully paid, and are nonassessable and free of any preemptive rights created by the Articles of Incorporation or Bylaws of Sandy or created by any of the Agreements;

                                (F) This Agreement and the Plan were duly and validly approved by the shareholders of Sandy in accordance with the MBCA and Sandy's Articles of Incorporation and Bylaws, and, assuming that this Agreement and the Plan were duly and validly approved by ADP Mergerco in accordance with the MBCA and ADP Mergerco's Articles of Incorporation and Bylaws, upon filing a Certificate of Merger with the Department of Commerce of the State of Michigan the Merger will become effective under the laws of the State of Michigan;

                                (G) Based solely on the Searches, the results of an inquiry to members of such counsel's firm and a certificate of officers of Sandy, such counsel shall confirm to ADP and ADP Mergerco that to its actual knowledge (i) there are no claims, actions, suits, proceedings or investigations pending or threatened in writing against Sandy or any Employee Plans, at law or in equity, before any court or governmental agency, except as set forth in Section 3.11 hereof and (ii) no action or proceeding has been instituted or threatened in writing to restrain or prohibit the performance of any party's obligations under this Agreement or to challenge the validity of any part of this Agreement or seeking damages on account thereof; and

                                (H) The treatment of the Sandy Stock Options contemplated by Section 1.8 will not result in the breach of any of the Sandy Stock Options or the stock option plans pursuant to which such options were granted or violate any law, rule, regulation or order.

                     (iv) A Certificate from the Chairman of Sandy, solely in his capacity as an officer of Sandy, to the effect that the Company has complied with Section 4.1 of this Agreement and the representations and warranties in Article 3 are true and correct in all respects on the Closing Date.

                (f) The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose and no similar proceeding in respect of the Merger Proxy Statement shall have been initiated or threatened by the SEC. ADP shall have received all state blue sky or securities law permits and other authorizations necessary to consummate the Merger.

                (g) The Employment and Consulting Agreement dated November 4, 1985 between Sandy and William H. Sandy, as heretofore amended and as amended on the date hereof (the "Employment and Consulting Agreement"), shall be in full force and effect and shall not have been subsequently amended without the prior written consent of ADP.

                (h) Sandy shall have entered into employment agreements, in form and substance reasonably satisfactory to ADP, with certain key employees of Sandy to be specified by ADP, and such employees' existing employment agreements with Sandy shall have been terminated.

                (i) ADP shall have received a complete and correct copy of Sandy's audited financial statements for the one-year period ending August 31, 1995, reported on without a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit, by Deloitte & Touche, LLP or other certified public accountants of nationally recognized standing.

                (j) ADP shall have received unaudited consolidated balance sheets and income statements for each complete calendar month from June 30, 1995 through the last full month immediately prior to the Closing Date, in each case certified by Sandy's chief financial officer as being prepared in accordance with Sandy's books and records and consistent with past practices.

                (k) Sandy shall have received the opinion of Honigman Miller Schwartz and Cohn, in form and substance reasonably satisfactory to Sandy and ADP, to the effect that the Merger qualifies for federal income tax purposes as a reorganization within the meaning of Section 368 of the Code.

                (l) All amounts owing under the Amended and Restated Revolving Credit Agreement, dated June 23, 1993, between Sandy and Comerica Bank, as amended, shall have been paid in full, and such credit agreement shall have been terminated by Sandy.

                (m) ADP shall have received an agreement, in form and substance reasonably satisfactory to it, from each "affiliate" of Sandy within the meaning of such term as used in Rule 145 under the Securities Act (an "Affiliate") to the effect that (i) no disposition of ADP Common Stock received in the Merger will be made by such persons except within the limits and in accordance with the applicable provisions of (x) said Rule 145, as amended from time to time, or except in a transaction which, in the opinion of legal counsel reasonably satisfactory to ADP, is exempt from registration under the Securities Act of 1933 and (y) Securities Act Release No. 5312 with respect to sales of ADP Common Stock by Affiliates until such time as financial results covering at least 30 days of post-merger combined operations have been published, provided that ADP agrees to publish promptly financial statements reflecting such combined operations and (ii) such person has not theretofore taken (and, if such agreement is delivered prior to the Closing Date, will not take during the remaining period prior thereto) any action (including, without limitation, selling or otherwise disposing of Sandy Common Stock beneficially owned by such person) that would prevent the Merger from being accounted for as a pooling of interests.

                 (n) ADP shall have received evidence from Deloitte & Touche LLP, in form and substance reasonably satisfactory to it, that the Merger may properly be accounted for as a pooling of interests.

                 (o) In consideration of ADP's guaranty of the obligations of the Surviving Corporation under the lease agreement dated February 1, 1994 between Sandy and 1500 Limited Partnership, such lease shall have been amended, on terms mutually satisfactory to ADP and 1500 Limited Partnership, (i) to add an additional improvements allowance of $200,000 thereunder to be available to the Surviving Corporation immediately after the Effective Time and until December 31, 1996, (ii) to accelerate the availability of the last $100,000 of the improvements allowance thereunder from February 1, 2000 to the Closing Date so that such $100,000 allowance shall be available immediately after the Effective Time and until December 31, 1996 and (iii) to permit the Surviving Corporation to self-insure under Sections 11.2, 11.3, 11.4 and 11.5 of such lease in accordance with ADP's standard policy.

                 (q) ADP shall have received evidence, in form and substance reasonably satisfactory to it, that the Sandy Adjusted Net Worth as at the Test Date shall be no less than $10,101,187. The "Sandy Adjusted Net Worth" means the stockholders' equity of Sandy, calculated in a manner consistent with that used to calculate stockholders' equity in the Sandy Financial Statements, provided that:
         (i) the Sandy Adjusted Net Worth shall be calculated as if all amounts payable to William Sandy under the Employment and Consulting Agreement and the $190,000 in additional expenses and fees used by the parties in calculating the $10,101,187 figure are deductible for federal income tax purposes at the statutory corporate rate, and (ii) the Sandy Adjusted Net Worth shall be calculated as if all amounts payable to William Sandy under the Employment and Consulting Agreement had been paid as of the Test Date. The "Test Date" means the last day of the calendar month ending more than ten but less than forty-one days before the Closing Date.

         5.2 Conditions to Sandy's Obligations. Notwithstanding any other provision herein to the contrary, the obligation of Sandy to consummate the transactions contemplated hereby is subject to the fulfillment of each of the following conditions:

        (a) The representations and warranties of ADP Mergerco and ADP contained herein shall be true and correct on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except to the extent waived in writing by Sandy and except that any representations and warranties made as of a specified date will be deemed true and correct as of the Closing Date if they were true and correct on the specified date. ADP Mergerco and ADP shall have performed in all material respects all obligations and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by either of them at or prior to the Effective Time.

        (b) The delivery to Sandy of a copy of the resolutions duly adopted by ADP Mergerco's Board of Directors or a duly authorized committee thereof approving the execution and delivery of this Agreement and the Plan and authorizing all necessary or proper action to enable ADP Mergerco to comply with the terms hereof.

        (c) There shall not be any judgment, decree, injunction, ruling or order of any court, governmental department, commission, agency or instrumentality outstanding against ADP Mergerco, ADP or Sandy which prohibits or materially restricts or delays the consummation of the Merger.

        (d) The approval by Sandy's shareholders, in accordance with the MBCA and Sandy's Articles of Incorporation and Bylaws, of this Agreement and the Plan and authorizing all necessary or proper action to enable Sandy to comply with the terms hereof.

        (f) The delivery by ADP of the Exchange Fund to the Exchange Agent for the conversion of the Sandy Common Stock as set forth in the Plan.

        (g) The opinion of James B. Benson, General Counsel of ADP, to the effect that:

                                 (A)      ADP is a corporation validly
                         existing and in good standing under the laws of the State of Delaware;

                                 (B)      ADP has the corporate power
                         and the corporate authority to execute, deliver, and perform its obligations under this Agreement and the Plan; the execution, delivery, and performance by ADP of its obligations under this Agreement and the Plan have been duly authorized by all necessary corporate action on the part of ADP; and this Agreement and the Plan have been duly executed and delivered by ADP and constitute the valid and binding agreements of ADP, enforceable against ADP in accordance with their respective terms, except that (1) such enforcement may be subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, or other laws, now or hereafter in effect, affecting creditors' rights generally, and (2) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses (including commercial reasonableness, good faith, and fair dealing) and to the discretion of the court before which any proceeding therefor may be brought;

                                 (C)      The execution, delivery, and
                         performance by ADP of its obligations under this Agreement and the Plan (i) do not violate (a) ADP's Certificate of Incorporation or Bylaws or (b) any law known to counsel to be applicable to ADP where such violation would reasonably be expected to have a material adverse effect upon the validity, performance or enforceability of any of the terms of this Agreement applicable to ADP, or (c) any of ADP's obligations under any judgment, decree, or order of any court or any other agency of government known to counsel that is applicable to ADP or its properties and (ii) do not constitute a breach of, or a default under, any of the agreements listed as exhibits to ADP's most recent Annual Report on Form 10-K filed with the SEC or any subsequent Quarterly Reports on Form 10-Q and any other material agreements of ADP actually known to counsel;

                                 (D)      No approval, authorization, or
                         other action by, or filing with, any governmental authority of the United States of America or the State of Delaware is required in connection with the execution, delivery and performance by ADP of this Agreement or the Plan (other than under state "blue sky" laws, the SEC approvals contemplated by Section 4.3(b) and the approval of the U.S. Department of Justice and the Federal Trade Commission pursuant to the HSR);

                                 (E)      This Agreement and the Plan
                         were duly and validly approved by the shareholders of ADP Mergerco in accordance with ADP Mergerco's Certificate of Incorporation and Bylaws;

                                 (F)      The Registration Statement has
                         become effective under the Securities Act of 1933, as amended, and, to the best knowledge of such counsel, no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or are pending or contemplated;

                                 (G)      The shares of ADP Common Stock
                         to be issued in connection with the Merger have been duly authorized and when issued in accordance with the terms of this Agreement and the Plan will be validly issued, fully paid and nonassessable; and

                                 (H)      Subject to compliance
                         with applicable federal and state securities laws (as to which counsel need express no opinion), all of the outstanding shares of ADP Common Stock have been duly authorized, validly issued and fully paid, and are nonassessable and free of any preemptive rights created by the Articles of Incorporation or Bylaws of ADP or created by any of the agreements referred to in clause (C)(ii) above.

         5.3 Closing and Effective Time. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Sandy, 1500 West Big Beaver Road, Troy, Michigan 48084 at 10:00 a.m. local time as soon as practicable after the satisfaction of the conditions precedent to the Closing, or at such other time and place as mutually agreed by ADP Mergerco, ADP and Sandy (the "Closing Date").



                                   ARTICLE 6

                          TERMINATION AND ABANDONMENT



         6.1 Termination and Abandonment. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval by the shareholders of Sandy:

                 (a) by mutual action of the Boards of Directors of ADP Mergerco, ADP and Sandy;

                 (b) by the Board of Directors of ADP Mergerco, ADP or Sandy if the Merger does not take place on or before January 31, 1996; or


                 (c)      by the Board of Directors of Sandy pursuant to
        Section 7.11 hereof.

         6.2 Effect of Termination. Except as provided in Section 7.6 hereof with respect to fees and expenses and in Section 7.1 hereof with respect to confidentiality, in the event of the termination of this Agreement and the abandonment of the Merger, this Agreement shall thereafter become void and have no effect, and no party hereto shall have any liability to any other party hereto or its shareholders or directors or officers in respect thereof, except that nothing herein shall relieve any party from liability for any breach hereof.


                                   ARTICLE 7

                                 MISCELLANEOUS

         7.1 Entire Agreement. This Agreement (together with the schedules contemplated herein and the documents delivered in connection herewith) supersedes all prior documents, understandings, and agreements, oral or written, relating to this transaction and constitutes the entire understanding among the parties with respect to the subject matter hereof; provided, however, that the Confidentiality Agreement dated May 2, 1995 and the Non-Disclosure Agreement dated May 2, 1995 shall each survive the execution, delivery and termination of this Agreement.

         7.2 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto; provided, however, that after approval of the Merger by the shareholders of Sandy, no amendment may be made which decreases the consideration to which the shareholders of Sandy are entitled pursuant to this Agreement or otherwise materially adversely affects the shareholders of Sandy without the further approval of the shareholders of Sandy.

         7.3 Waiver. At any time prior to the Effective Time, whether before or after any meeting of Sandy's shareholders, any party hereto may (a) in the case of ADP Mergerco and ADP, extend the time for the performance of any of the obligations or other acts of Sandy or, subject to the provisions contained in Section 7.2 hereof, waive compliance with any of the agreements of Sandy or with any conditions to the respective obligations of ADP Mergerco or ADP, or (b) in the case of Sandy, acting through its Chairman, extend the time for the performance of any of the obligations or other acts of ADP Mergerco or ADP, or waive compliance with any of the agreements of ADP Mergerco or ADP or with any conditions to its own obligations. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party by a duly authorized officer.

         7.4     Intentionally Left Blank.

         7.5 Successors and Assigns. No rights or obligations of any party hereto under this Agreement may be assigned. Any assignment in violation of the foregoing shall be null and void. Subject to the preceding sentence of this Section 7.5, the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

         7.6     Fees and Expenses.

         (a) Except as otherwise provided in subsection (b) below, regardless of whether the Merger is consummated, each of the parties hereto shall pay its own respective costs and expenses (including, but not limited to, attorneys' fees) incurred in connection with this Agreement and the transactions contemplated hereby.

         (b) If the Board of Directors of Sandy terminates this Agreement pursuant to Section 7.11(d) hereof, then Sandy shall pay to ADP, within one business day after such termination, a fee equal to four percent of the aggregate purchase price which the third party indicated it would pay in connection with the proposed Acquisition Transaction which was the basis for such termination.

         7.7 Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; and the remaining provisions shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

         7.8 Waiver. No failure or delay on the part of any party in exercising any right, power, or privilege hereunder or under any of the documents delivered in connection with this Agreement shall operate as a waiver of such right, power, or privilege; nor shall any single or partial exercise of any such right, power, or privilege preclude any other or future exercise thereof 'or the exercise of any other right, power, or privilege.

         7.9 Notices. Any notices required or permitted to be given under this Agreement (and, unless otherwise expressly provided therein, under any document delivered in connection with this Agreement) will be sufficient if given in writing and shall be deemed received: (a) when personally delivered to the relevant party at such party's address as set forth below, (b) when confirmed if delivered by facsimile or similar device, (c) if sent by mail, on the third day following the date when deposited in the United States mail, certified or registered mail, postage prepaid, to the relevant party at its address indicated below or (d), if sent by recognized overnight courier, on the day following the date when delivered to the courier, postage prepaid, addressed to the relevant party at its address indicated below:

                 If to ADP or     Automatic Data Processing, Inc.
                 ADP Mergerco:    1950 Hassell Road
                                  Hoffman Estates, Illinois 60195
                                  Attention: President, Dealer Services Group
                                  Phone: 708/397-1700
                                  FAX: 708/885-3099

                 with a copy to, in the case of notices to either ADP Mergerco or ADP (which shall not constitute notice):

                                  Automatic Data Processing, Inc.
                                  One ADP Boulevard
                                  Roseland, New Jersey 07068
                                  Attention:  General Counsel
                                  Phone:  201/994-5750
                                  FAX: 201/535-6199

                 If to Sandy:     Sandy Corporation
                                  1500 West Big Beaver Road
                                  Troy, Michigan 48084
                                  Attention: Chairman
                                  Phone:810/649-0800
                                  FAX: 810/649-2080

                 with a copy to (which shall not constitute notice):

                                  Honigman Miller Schwartz and Cohn
                                  2290 First National Building
                                  Detroit, Michigan 48226
                                  Attention: Donald J. Kunz, Esq.
                                  Phone: 313/256-7704
                                  FAX: 313/962-0176


Each party may change its address for purposes of this Section 7.9 by proper written notice to the other parties.

         7.10 Non-Survival of Representations, Warranties, and Covenants. Except as provided in Section 7.12 hereof, regardless of any investigation at any time made by or on behalf of any party hereto or of any information any party may have in respect thereof, all covenants, agreements, representations, and warranties made hereunder or pursuant hereto or in connection with the transactions contemplated hereby shall automatically terminate (without further action) at the Effective Time.

         7.11 Fiduciary Duties. Sandy will immediately cease any and all discussions and negotiations with any and all third parties regarding any proposed (i) merger of Sandy with or into any third party, (ii) sale of substantially all of the assets of Sandy, (iii) sale of more than one percent of the outstanding shares of Sandy Common Stock, or (iv) consolidation or other business combination involving Sandy or any division of Sandy (an "Acquisition Transaction"). Except as set forth below in this Section 7.11, Sandy will not, and will not permit any of its officers, directors, investment bankers, attorneys or accountants to, and will not authorize any of its employees, agents or representatives to, directly or indirectly, (i) encourage, solicit or initiate discussions or negotiations with, or provide any non-public information to, any person or entity other than ADP or its affiliates (or any group in which ADP or its affiliates participates) concerning an Acquisition Transaction or (ii) otherwise encourage, solicit or initiate inquiries or the submission of any proposal contemplating an Acquisition Transaction. Sandy may, without liability for breach of this Agreement, (a) furnish information and engage in discussions or negotiations with any person if Honigman Miller Schwartz and Cohn or other independent legal counsel to Sandy advises the Board of Directors of Sandy that failure to furnish such information or engage in such discussions or negotiations is likely to be considered a breach by the Board of Directors of Sandy of its fiduciary duties, (b) take and disclose to Sandy's shareholders a position with respect to a tender offer by a third party (a "Third Party Offer") pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or make such disclosure to Sandy's shareholders that, in the good faith judgment of the Board of Directors of

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
Sandy based upon the advice of Honigman Miller Schwartz and Cohn or other independent legal counsel to Sandy, may be required under applicable law, (c) take action to provide that Chapter 7A or 7B of the MBCA does not apply to acquisitions of shares of Sandy Common Stock pursuant to any Third Party Offer at a value or consideration per share which, after consultation with Sandy's financial advisors, the Board of Directors of Sandy determines is higher than the Exchange Ratio, approve any such Third Party Offer and the transactions contemplated thereby, or otherwise take any similar action which, in the good faith judgment of the Board of Directors based upon the advice of Honigman Miller Schwartz and Cohn or other independent legal counsel to Sandy, may be required by the directors' fiduciary duties with respect to any such Third
Party Offer or (d) terminate this Agreement if Sandy receives a written proposal regarding an Acquisition Transaction which offers more consideration to the shareholders of Sandy than that offered hereunder by ADP and the Board of Directors of Sandy recommends to the shareholders of Sandy that such shareholders accept and/or approve such Acquisition Transaction.

         7.12    Indemnification and Insurance.

                 (a) For six years after the Closing Date, ADP shall, or shall cause the Surviving Corporation to, indemnify and hold harmless each present and former director or officer of Sandy (the "Indemnified Parties") from and against any and all claims arising out of or in connection with activities in such capacity or on behalf of, or at the request of, Sandy, occurring on or prior to the Closing Date ("Claims"), to the fullest extent permitted under applicable law and, in addition (if not prohibited by applicable law), to the fullest extent provided in Sandy's charter and bylaws in effect at the date hereof. If any Claim or Claims asserted or made within such six year period, all rights to indemnification in respect of any such Claim or Claims shall continue until disposition of any and all such Claims. Without limiting the foregoing, after the Effective Time ADP shall, or shall cause the Surviving Corporation to, advance expenses incurred with respect to the foregoing, as they are incurred, to the fullest extent permitted under applicable law, provided that the person on whose behalf the expenses are advanced provides an undertaking (which need not be secured) to repay such advances if it is ultimately determined in a final, non-appealable judicial proceeding that such person is not entitled to indemnification.

                 (b) After the Effective Time, ADP shall, or shall cause the Surviving Corporation to, maintain Sandy's existing officers' and directors' liability insurance in respect of Claims, or other insurance (including a run-off policy) in respect of Claims, no less favorable in scope and amount of coverage, in full force and effect without reduction of coverage for a period of three years after the Closing Date; provided, however, that ADP will not be required to pay an annual premium therefor in excess of two times the last annual premium paid by Sandy prior to the date hereof and if ADP is unable to purchase the insurance required by this Section 7.12 it shall purchase as much comparable insurance as can be obtained for an annual premium equal to such maximum amount.

         7.13    Knowledge.



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

         (a) When used in this Agreement, the term "knowledge" (or any variation thereof) of Sandy shall refer to the actual knowledge of or notice to William H. Sandy, Raymond A. Ketchledge, John Zimmerman or any other executive officer of Sandy, and the term "best knowledge" of Sandy shall refer to the actual knowledge of or notice to any of such persons after due inquiry by all of such persons.

         (b) When used in this Agreement, the term "knowledge" (or any variation thereof) of ADP or ADP Mergerco shall refer to the actual knowledge of or notice to Josh Weston, Art Weinbach, Peter Leger or any other executive officer of ADP or ADP Mergerco, and the term "best knowledge" of ADP or ADP Mergerco shall refer to the actual knowledge of or notice to any of such persons after due inquiry by all of such persons.

         7.14 Governing Law. This agreement shall be governed by and construed in accordance with the laws of the State of Michigan without regard to its choice of laws principles.

         7.15 Headings. The headings and captions used in this Agreement are, unless specified otherwise, for convenience only and shall not be deemed to limit, amplify, or modify the terms of this Agreement or affect the meaning hereof.

         7.16 Sections; Exhibits. All references to "sections", "schedules", and "exhibits" herein are, unless specifically indicated otherwise, references to sections, schedules, and exhibits of and to this Agreement.

         7.17 Number and Gender of Words. Whenever herein the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate.

         7.18 Counterparts. This Agreement may be executed in multiple counterparts; provided however, that all such counterparts together shall be deemed to constitute one agreement. This Agreement may be executed by facsimile signatures.

         7.19    Definitions.  For purposes of this Agreement, the term:

         (a)     "Acquisition Transaction" has the meaning set forth in Section
7.11 hereof;

         (b) "ADP" has the meaning set forth in the preamble to this Agreement;

         (c) "ADP Sandy Common Stock" has the meaning set forth in Section 1.2(a) hereof;

         (d)     "ADP Financial Statements" has the meaning set forth in
Section 2.6 hereof;

         (e) "ADP Mergerco" has the meaning set forth in the preamble to this Agreement;

         (f) "ADP SEC Filings" has the meaning set forth in Section 2.6 hereof;

         (g) "Affiliate" has the meaning set forth in Section 5.1(n) hereof;


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

         (h)     "Affiliate Stockholder" has the meaning set forth in Section
5.1(l)   hereof;

         (i) "Affiliate Stockholders' Agreement" has the meaning set forth in Section 5.1(l) hereof;

         (j) "Agreement" has the meaning set forth in the preamble to this Agreement;

         (k)     "Assets" has the meaning set forth in Section 2.3 hereof;

         (l)     "Average ADP Common Stock Price" has the meaning set forth in
Section 1.3(a) hereof;

         (m) "Best Knowledge" has the meaning set forth in Section 7.13 hereof;

         (n) "Claim" and "Claims" have the meanings set forth in Section 7.12(a) hereof;

         (o)     "Closing" has the meaning set forth in Section 5.3 hereof;

         (p)     "Closing Date" has the meaning set forth in Section 5.3 hereof;

         (q)     "Code" has the meaning set forth in Section 3.9(c) hereof;

         (r) "Sandy Common Stock" has the meaning set forth in Section 1.2(a) hereof;

         (s) "Determination Date" has the meaning set forth in Section 1.3(a) hereof;

         (t)     "Effective Time" has the meaning set forth in Section 1.1
(b) hereof;

         (u)     "Employees" has the meaning set forth in Section 3.27 hereof;

         (v) "Employee Plans" has the meaning set forth in Section 3.9(b) hereof;

         (w) "Employment and Consulting Agreement" has the meaning set forth in Section 5.1(g) hereof;

         (x)     "ERISA" has the meaning set forth in Section 3.9(b) hereof;

         (y) "Escrow Agent" has the meaning set forth in Section 5.1(1) hereof;

         (z)     "Escrow Agreement" has the meaning set forth in Section 5.1
(b) hereof;

         (aa) "Exchange Agent" has the meaning set forth in Section 1.6(a) hereof;

         (ab) "Exchange Fund" has the meaning set forth in Section 1.6(b) hereof;

         (ac) "Exchange Ratio" has the meaning set forth in Section 1.3(a) hereof;



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

         (ad)    "Exhibits" has the meaning set forth in Section 7.16 hereof;

         (ae)    "GAAP" has the meaning set forth in Section 1.1(d) hereof;

         (af)    "HSR" has the meaning set forth in Section 3.3 hereof;

         (ag)    "Indemnified Parties" has the meaning set forth in Section
7.12(a);

         (ah)    "IRS" has the meaning set forth in Section 3.9 hereof;

         (ai)    "Knowledge" has the meaning set forth in Section 7.13 hereof;

         (aj)    "Liabilities" has the meaning set forth in Section 2.3 hereof;

         (ak)    "MAE" has the meaning set forth in Section 2.4 hereof;

         (al) "MBCA" has the meaning set forth in the Recitals of this Agreement;

         (am)    "Meeting" has the meaning set forth in Section 4.3(a) hereof;

         (an) "Merger" has the meaning set forth in the preamble of this Agreement;

         (ao) "Merger Proxy Statement" has the meaning set forth in Section 4.3(c) hereof;

         (ap)    "NYSE" has the meaning set forth in Section 1.3(a) hereof;

         (aq) "Plan" has the meaning set forth in the Recitals of this Agreement;

         (ar) "Registration Statement" has the meaning set forth in Section 4.3(b) hereof;

         (as)    "Return" and "Returns" have the meanings set forth in Section
3.14 hereof;

         (at) "Sandy" has the meaning set forth in the preamble of this Agreement;

         (au)    "Sandy Financial Statements" has the meaning set forth in
Section 3.13 hereof;

         (av)    "Sandy Adjusted Net Worth" has the meaning set forth in
Section 5.1(q) hereof;

         (aw) "Sandy Options" has the meaning set forth in Section 1.8(a) hereof;

         (ax) "Sandy SEC Filings" has the meaning set forth in Section 3.13 hereof;

         (ay) "Sandy Tax Actions" has the meaning set forth in Section 3.14 hereof;

         (az)    "Schedules" has the meaning set forth in Section 7.16 hereof;



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

         (ba)    "SEC" has the meaning set forth in Section 1.1(d) hereof;

         (bb)    "Sections" has the meaning set forth in Section 7.16 hereof;

         (bc)    "Stockholders' Representative" has the meaning set forth in
Section 1.7 hereof;

         (bd) "Substitute Options" has the meaning set forth in Section 1.8(a) hereof;

         (be) "Surviving Corporation" has the meaning set forth in Section 1.1(a) hereof;

         (bf) "Tax" and "Taxes" have the meanings set forth in Section 3.14 hereof;

         (bg) "Test Date" has the meaning set forth in Section 5.1(q) hereof;

         (bh) "Third Party Offer" has the meaning set forth in Section 7.11 hereof; and

         (bi)    "Westcott" has the meaning set forth in Section 3.13 hereof.



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





        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.


                                  ADP MERGERCO, INC.


                                  By: James B. Benson
                                      -----------------------------------

                                           Its:  President
                                                 ------------------------


                                  AUTOMATIC DATA PROCESSING, INC.


                                  By: James B. Benson
                                     ------------------------------------


                                           Its:  Corporate Vice President
                                                 ------------------------


                                  SANDY CORPORATION


                                  By:  William H. Sandy
                                       ----------------------------------

                                           Its:  Chairman -- C.E.O.
                                                 ------------------------



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